As filed with the Securities and Exchange Commission on November 7, 2005

Registration Statement No.

SECURITIES AND EXCHANGE COMMISSION

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AVICENA GROUP, INC.

(Name of Small Business Issuer in its Charter)

Delaware	2833	04-3195737
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer ID No.)

228 Hamilton Avenue, Third Floor

Palo Alto, CA 94301

(415) 397-2880

(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

Belinda Tsao Nivaggioli

228 Hamilton Avenue, Third Floor

Palo Alto, CA 94301

(415) 397-2880

(Name, Address and Telephone Number of Agent for Service)

Copies of communications to:

Douglas R. Newkirk, Esq.

Sachnoff & Weaver, Ltd.

10 S. Wacker Drive, 40th Floor

Chicago, IL 60606 (312) 207-1000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price per share	Proposed Maximum Aggregate Offering Price	Amount of Registration fee
Common Stock, par value $0.001 per share	21,000,000 shares	$0.1428	$3,000,000	$353.10

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c). Our Common Stock is not traded on any national exchange and in accordance with Rule 457, the assumed offering price was determined by the value of the merger consideration received by the Registrant in its merger with AVN Acquisition Corp.

Pursuant to Rule 457(p), the registration fee currently due for this Registration Statement on Form SB-2 ($353.10) is being offset against the registration fee of $353.10 previously paid with our Registration Statement on Form SB-2, Registration No. 333-123476, filed on March 22, 2005 and subsequently withdrawn.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ii

The information in this preliminary prospectus is not complete and may be changed. The stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 7, 2005

PROSPECTUS

21,000,000 SHARES

AVICENA GROUP, INC.

COMMON STOCK

•	This is a resale prospectus for the sale of up to 21,000,000 shares of our common stock by the selling stockholders listed herein. We will not receive any proceeds from any sales made by the selling stockholders.

•	This is the initial registration of shares of our common stock. Our common stock is presently not traded on any market or securities exchange and is not now quoted on any over-the-counter market. Pending establishment of trading on the OTC Bulletin Board, we expect our common stock to be traded in the Pink Sheets.

•	The selling stockholders may offer and sell the 21,000,000 shares of our common stock subject to this prospectus from time to time, initially at a fixed price of $1.00 per share. If our shares become quoted on the OTC Bulletin Board, sales will be made at prevailing market prices or privately negotiated prices.

•	The selling stockholders may offer the shares through public or private transactions, at prevailing market prices or any privately negotiated prices.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “ RISK FACTORS” BEGINNING ON PAGE 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November     , 2005.

Until February     , 2006, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus.

Avicena® and NEOtine® are registered trademarks, and PURE ENERGY™ is a trademark, of the Company. All other trademarks, service marks and trade names referred to in this prospectus are the property of their respective owners.

ADDITIONAL INFORMATION

We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission, or SEC, for the common stock of Avicena Group, Inc. being offered by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. After the SEC declares the registration statement effective, we will also be required to file annual, quarterly and special reports, proxy statements and other information with the SEC. We intend to provide an annual report to our security holders, which will include audited financial statements.

You may read and copy all or any portion of the registration statement or any other information we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the Commission’s website (http://www.sec.gov).

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in our common stock. Before making an investment decision, you should read the entire prospectus carefully, including the “RISK FACTORS” section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms “Avicena,” “Avicena Group,” the “Company,” “we,” “us” and “our” refer to Avicena Group, Inc.

Our Business

We are an early-stage biotechnology company that seeks to develop and commercialize distinctive products that deliver value by improving the lives of patients by regulating critical energy processes which occur within cells. We are particularly interested in those biochemicals that effectively influence the body’s ability to modulate cellular energy production via the human body’s creatine kinase system and cellular energy transfer via the creatine transporter system. Our business strategy is to focus on drugs to treat small patient populations (known as orphan drugs) in the pharmaceutical arena and compounds for inclusion in cosmetic and nutrition products in the over-the-counter area.

We have incurred substantial losses to date as we have conducted our research and development efforts focused on developing a pipeline of pharmaceutical products based on our proprietary knowledge of these cellular processes. We have selected candidates with the demonstrated capacity to increase, maintain or decrease the flow of cellular energy within the body as necessary. Based on our research, we have developed a portfolio of intellectual property rights and formulated and developed several orphan drug candidates, as well as several nutraceuticals (medical foods and dietary supplements) and therapeutic cosmetic ingredients (cosmeceuticals). We have participated or are participating in twenty-two clinical trials in multiple locations involving over 30 institutions, in which components of the creatine kinase system are administered to patients with neurodegenerative diseases, neuromuscular diseases, recovering from surgery or experiencing a loss of muscle strength. We believe it is important that our products receive patent protection or orphan drug status or have other factors that limit potential competition. We own, solely or jointly, rights in nine issued U.S. patents and an additional nine pending patent applications in the United States, with eleven corresponding issued patents and approximately twelve corresponding patent applications in foreign countries. While none of our drug candidates have yet been approved for commercial sale, we have one product in a Phase III trial, two products in Phase II trials and one product in a Phase I trial. We currently fund a portion of our operations by selling a therapeutic cosmetic ingredient to Estée Lauder and by selling NEOtine, a nutritional product, through our Website.

Our Corporate History

Our predecessor company, Amira, Inc., was formed in 1989 and was purchased by Repligen Corporation in 1991. From 1991 to 1994, the Amira business was operated as a division of Repligen, focusing on cancer treatments related to modulation of energy metabolism. The Avicena Group, Inc. was formed as a Massachusetts corporation in 1993 and purchased the Amira intellectual property from Repligen. We reincorporated as “Avicena Group, Inc.” in Delaware on August 6, 1999.

We agreed on October 25, 2005, to merge with AVN Acquisition Corp., a single-purpose company formed to provide financing to Avicena (the AVN Merger). The closing of the AVN Merger is conditioned upon, and will occur a few days after, the SEC declares effective the registration statement of which this prospectus forms a part. The obligation of AVN Acquisition Corp. to consummate the AVN Merger with us is not subject to any conditions within the control of AVN Acquisition Corp. or any of its stockholders. Upon closing the AVN Merger, the sixteen former stockholders of AVN Acquisition Corp. will acquire 21,000,000 shares of our newly issued common stock, which shares are being offered for resale pursuant to this prospectus, and we will acquire AVN Acquisition Corp.’s assets, consisting of $2,000,000 of cash (currently held in an escrow account with LaSalle Bank National Association) and our promissory notes for $1,000,000, and assume no liabilities. Also as part of the AVN Merger, all of our previously outstanding shares of common stock will be split on a 1.4 to 1 basis, all previously outstanding shares of our Series C Preferred Stock will be converted into common stock on a 1.4 to 1 basis, and all previously outstanding shares of our Series A and Series B Preferred Stock will be converted into common stock on a 2.1 to 1 basis. All share and per share data in this prospectus (other than in the “Summary Financial Data,” “Selected Financial Data” and in our Financial Statements) have been adjusted to give effect to the issuances and conversions to be effected as part of the AVN Merger.

Our principal office is located at 228 Hamilton Avenue, Third Floor, Palo Alto, California, 94301. Our general office phone number is (415) 397-2880. Our Website is www. avicenagroup. com. Information on our Website is not part of this prospectus.

Summary Financial Data

	Years Ended December 31,		Six Months Ended June 30, (Unaudited)
	2004	2003	2005	2004
	In dollars, except share data
Statements of Operations Data:
Revenues	298,540	238,163	303,247	100,230
Gross margin	251,571	188,130	271,570	81,522
Research and development	452,739	587,781	226,847	135,319
General and administrative, selling and marketing	584,373	467,688	1,403,764	239,601
Loss from operations	(785,541)	(867,339)	(1,359,041)	(293,398)
Net loss	(788,755)	(865,738)	(1,376,013)	(294,227)

Net loss per common share—basic and diluted	(0.26)	(0.30)	(0.11)	(0.10)

Weighted average number of shares of common stock outstanding	2,982,239	2,868,048	12,481,114	2,933,017

	As of December 31, 2004	As of June 30, 2005 (unaudited)
	In dollars
Balance Sheet Data:
Cash and cash equivalents	102,423	2,738
Working capital deficit	(447,245)	(1,583,722)
Total assets	144,631	93,300
Accumulated deficit	(5,643,874)	(7,019,887)
Stockholders’ deficit	(440,632)	(1,556,385)

The Offering

Shares of common stock offered by us	None

Shares of common stock that may be sold by the selling stockholders	21,000,000

Use of proceeds	We will not receive any proceeds from the resale of the shares offered hereby, all of which proceeds will be paid to the selling stockholders.

Risk factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider “Risk Factors” beginning on page 5.

Shares to be outstanding after the offering	51,082,616

The 51,082,616 shares of common stock outstanding as of the date of this prospectus consist of the following:

•	3,184,938 shares of common stock outstanding as of December 31, 2004;

•	1,273,975 additional shares of common stock issued in the AVN Merger to owners of common stock previously outstanding;

•	21,000,000 shares of common stock issued in the AVN Merger to former shareholders of AVN Acquisition Corp. in exchange for their AVN Acquisition common stock;

•	1,382,130 shares of common stock issued in the AVN Merger upon conversion of the 658,157 shares of the Company’s Series A Preferred Stock previously outstanding;

•	2,001,999 shares of common stock issued in the AVN Merger upon conversion of the 953,333 shares of the Company’s Series B Preferred Stock previously outstanding;

•	5,341,200 shares of common stock issued in the AVN Merger upon conversion of the 3,815,143 shares of the Company’s Series C Preferred Stock outstanding at December 31, 2004;

•	182,953 shares of common stock issued in the AVN Merger upon conversion of the 130,681 shares of the Company’s Series C Preferred Stock issued and sold during 2005 prior to the AVN Merger;

•	9,757,566 shares of common stock issued in the AVN Merger upon conversion of the 6,789,010 shares of the Company’s common stock issued during 2005 upon cashless exercise of the options and warrants to purchase 7,543,344 shares and 180,681 shares of the Company’s common stock issued during 2005 upon cash exercise;

•	3,000,000 shares of common stock issued in the AVN Merger upon conversion of the 2,142,857 shares of the Company’s common stock issued in February 2005, to a financial advisor; and

•	3,957,855 shares of common stock issued in the AVN Merger upon conversion of the 2,827,039 shares of restricted common stock issued during 2005 to various officers, employees, consultants and vendors.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus and any other filings we may make with the Securities and Exchange Commission in the future before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed.

RISKS RELATED TO OUR BUSINESS

Risks Related to Our Financial Results and Need for Additional Financing

Our auditors’ reports contain a statement that our net loss and limited working capital raise substantial doubt about our ability to continue as a going concern.

Our independent registered public accountants have stated in their report, included on page F-2 of this prospectus, that our significant operating losses and working capital deficit raise substantial doubt about our ability to continue as a going concern. We had net losses of $865,738, $788,755 and $1,376,013 in 2003, 2004 and through the six months ended June 30, 2005, respectively. Our accumulated deficit was $7,019,887 as of June 30, 2005. We intend to fund our operations through the net proceeds of the AVN Merger and anticipate that those proceeds suffice to fund our capital expenditures, working capital, and other cash requirements through at least December 31, 2005. The successful outcome of the AVN Merger or other future financing activities cannot be determined at this time and there are no assurances that if achieved, we will have sufficient funds to execute our intended business plan or generate positive operational results.

We will likely need additional capital to achieve our current business strategy and our inability to obtain additional financing will inhibit our ability to expand or even maintain our research, development and commercialization efforts and administrative operations.

In addition to our current accumulated deficit, we expect to incur additional losses during the foreseeable future. Until one or more of our drug products have obtained approval from the United States Food and Drug Administration (FDA), we are unlikely to be profitable. We believe that, upon the closing of the AVN Merger, we will have sufficient capital resources to fund our anticipated operational working capital requirements through at least December 31, 2005, despite being required to spend a substantial portion of the proceeds of the AVN Merger to pay down our accounts payable, which totaled $1,063,722 as of June 30, 2005. Consequently, we will require substantial additional capital to develop new product candidates, conduct clinical tests, obtain regulatory FDA approval, and commercialize our products, as well as provide working capital for 2006. We intend to seek additional capital in mid-2006 either through private placements or public offerings of our equity securities. There is no assurance that we will be able to obtain additional financing through private placements and/or public offerings necessary to support our working capital requirements. To the extent that funds generated from any private placements and/or public offerings are insufficient, we will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on acceptable terms.

If we are unable to secure adequate sources of funds, we may be forced to delay or postpone development and research expenditures and as a result, we might be required to diminish or suspend our development strategy. These delays in development would have an adverse effect on our ability to produce timely and competitive products and could require us possibly to cease our operations. In addition, such inability to obtain financing on reasonable terms could have a negative effect on our business, operating results or financial condition to such extent that we are forced to restructure, file for bankruptcy protection, sell assets or cease operations, any of which could put your investment dollars at significant risk.

Risks Related to Regulatory Approval of Our Product Candidates

Our operations are subject to extensive government regulation, including regulation by the United States Food and Drug Administration, which can entail significant costs or delay revenues.

The research, development, formulation, production, packaging, labeling, marketing, advertising and distribution of our products are subject to regulation by numerous governmental authorities in the United States including the FDA and the Federal Trade Commission (FTC). To the extent that we may be engaged in activities outside of the United States, we may be subject to similar regulation in other countries. In the United States, drugs are subject to rigorous review of safety and effectiveness by the FDA.

Conducting the research programs sufficient to prove a pharmaceutical product’s safety and effectiveness to the satisfaction of the FDA is very expensive and time consuming and subject to unanticipated delay. There can be no assurance that we will obtain any future clearances on a timely basis, or at all. Noncompliance with applicable requirements can result in criminal prosecution and fines, recall or seizure of products, total or partial suspension of production, refusal of the government to approve product license applications or refusal to allow us to enter into supply contracts. The FDA also has the authority to revoke product licenses and establishment licenses that it has previously granted.

Both before and after approval is obtained, a product and its manufacturer are subject to comprehensive regulatory oversight. Violations of regulatory requirements at any stage, including the pre-clinical and clinical testing process, the approval process or thereafter (including after approval) may result in adverse consequences, including the FDA’s or foreign regulator’s delay in approving or refusal to approve a product, withdrawal of an approved product from the market and/or the imposition of criminal penalties against the manufacturer. In addition, later discovery of previously unknown problems relating to a marketed product may result in restrictions on such product or manufacturer including withdrawal of the product from the market. Also, new government requirements may be established that could delay or prevent regulatory approval of our products under development.

We may also be subject, from time to time, to additional laws or regulations administered by the FDA or other federal, state or foreign regulatory authorities, or to revised interpretations of current laws or regulations. We are unable to predict the nature of such future laws, regulations, interpretations or their application to us, nor can we predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future. However, recent pharmaceutical product recalls and the FDA’s formation of a new Drug Safety Oversight Board, raise the possibility that the FDA will increase the quantity and quality of clinical results necessary to obtain approval of new drugs or will increase the scrutiny applied to the safety of previously approved drugs. Any change to the laws or regulations administered by the FDA or other federal, state or foreign regulatory authorities could, by way of illustration and without limitation, require us to, reformulate certain products to meet new standards, recall or discontinue certain products not able to be reformulated, expand documentation of the properties of certain products, expand or provide different labeling and scientific substantiation or impose additional record keeping requirements.

Outside the United States, our ability to market a product is contingent upon receiving clearances from the appropriate regulatory authorities in the various foreign jurisdictions. These foreign regulatory approval processes each include all of the risks associated with FDA clearance described above.

If the FDA does not approve our investigational new drug applications, our clinical development programs could be delayed or eliminated, which could delay or diminish our revenues.

Prior to commencing clinical trials in the U.S., we must submit an investigational new drug application (IND) for the product candidate we want to evaluate. An IND automatically becomes effective 30 days after receipt by the FDA of an application, unless before that time the FDA raises concerns or questions. If the FDA notifies us that the IND requires additional information or is not acceptable, our potential development program may be significantly delayed or terminated. We cannot assure you that IND applications submitted by us to the FDA in the future will proceed without FDA objection. If the FDA identifies issues in response to an IND application, the potential product development program may be delayed or terminated, which could delay or diminish revenues.

The FDA and foreign regulatory authorities must approve any new products or a new indication for an existing product before it can be commercially sold, which can entail significant costs and delay revenues.

Government regulation in the United States and abroad is a significant factor in the testing, production and marketing of our current and future products. Each product must undergo an extensive regulatory review process conducted by the FDA and by comparable agencies in other countries. Appropriate approvals must be obtained before we are able to market or promote a product. We must also receive regulatory approval for each new indication for a product prior to marketing for that indication. We cannot market any medicine we may develop or license as a prescription product in any jurisdiction, including foreign countries, in which the product does not receive regulatory approval. The approval process can take many years and requires the expenditure of additional resources.

Changes in FDA policy for drug approval during the period of development and in the requirements for regulatory review of each submitted NDA could result in additional delays or outright rejection. We cannot assure you that the FDA or any foreign regulatory authority will approve a regulatory marketing application with respect to any products we develop in a timely manner, if at all. Moreover, even if the FDA approves a product, it may place commercially unacceptable limitations on the uses, or “indications,” for which a product may be marketed. This would result in additional cost and delay to the extent that further studies are required to provide additional data on safety or effectiveness.

We may encounter delays or difficulties in the clinical trials that our research partners or we conduct, which may delay or preclude regulatory approval of our product, increase product development costs and delay revenues.

In order to commercialize our products, we must obtain regulatory approvals for their indicated uses. To obtain regulatory approvals, we must, among other requirements, complete clinical trials demonstrating that our products are safe and effective for a particular disease treatment.

Clinical trials that we may conduct may not begin on time or may need to be restructured after they have begun. Clinical trials can be delayed for a variety of reasons, including delays related to:

•	obtaining an investigational new drug exemption, or IND, or other regulatory approval to commence a clinical trial;

•	negotiating acceptable clinical trial agreement terms with prospective investigators or trial sites;

•	obtaining institutional review board, or equivalent, approval to conduct the clinical trial at a prospective site;

•	recruiting subjects to participate in the clinical trial;

•	competition in recruiting clinical investigators;

•	the placement of a clinical hold on a study;

•	the failure of third-parties conducting and overseeing the operations of our clinical trials to perform their contractual or regulatory obligations in a timely fashion; and

•	exposure of clinical trial subjects to unexpected and unacceptable health risks or noncompliance with regulatory requirements, which may result in suspension of the trial.

If we experience delays in or termination of clinical trials, our financial results and the commercial prospects for our product candidates will be adversely impacted. In addition, any such delays or termination would substantially increase our product development costs and would delay and impair our ability to generate additional revenue from new products.

Data obtained from our clinical trials are susceptible to varying interpretations, which could delay, limit or prevent regulatory approval and delay revenues.

Existing or future data that we obtain from clinical trials do not necessarily predict the results that will be obtained from later clinical trials. Moreover, pre-clinical and clinical data are susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after positive results in earlier trials. The failure to adequately demonstrate the safety and effectiveness of an intended product under development could delay or prevent regulatory clearance of the potential drug, resulting in delays to commercialization, and could adversely affect our business or financial condition. Our clinical trials may not demonstrate sufficient levels of safety and efficacy necessary to obtain the requisite regulatory approvals for our drugs, and thus our proposed drugs may not be approved for marketing.

Even if the FDA approves our drug products, there is a risk we may not be financially successful.

Even if our products obtain FDA approval, we cannot assure you that any of them will be commercially successful or achieve the expected financial results as a result of limited markets for our products as discussed in the risk factor entitled, “There is a limited market for our orphan drug products, which may limit financial success.” We may encounter unanticipated problems relating to the development, manufacturing, distribution and marketing of our products. Some of these problems may be beyond our financial and technical capacity to solve. The failure to adequately address any such problems could have a material adverse effect on our business and our prospects. In addition, the efforts of government entities and third party payors to contain or reduce the costs of health care may adversely affect our sales and limit the commercial success of our products.

We cannot completely insulate our drug development portfolio from the possibility of clinical or commercial failures or generic competition. Some products that we have selected for development may not produce the results expected during clinical trials or receive FDA approval. Drugs approved by the FDA may not generate product sales of an acceptable level.

Our products will be subject to significant government regulation even after they are approved for sale.

After a reviewing division of the FDA approves a drug, the FDA’s Division of Drug Marketing, Advertising and Communication must accept the drug’s marketing claims, which are the basis for the drug’s labeling, advertising and promotion. We cannot be sure that the Division of Drug Marketing, Advertising and Communication will accept marketing claims we propose to the agency. The failure of the Division of Drug Marketing, Advertising and Communication to accept our proposed marketing claims could have a material adverse effect on our ability to market our drug products.

The FDA can require that a manufacturer conduct “post-marketing adverse event surveillance programs” to monitor any side effects that occur after the drug is approved for marketing. If the surveillance program indicates unsafe side effects, the FDA may recall the product, and suspend or terminate a company’s authorization to market the product. The FDA also regulates the manufacturing process for an approved drug. The FDA may impose restrictions or sanctions upon the subsequent discovery of previously unknown problems with a product or manufacturer. One possible sanction is requiring the recall of such product from the market. The FDA must approve any change in manufacturer as well as most changes in the manufacturing process prior to implementation. Obtaining the FDA’s approval for a change in manufacturing procedures or change in manufacturers is a lengthy process and could cause production delays and loss of sales.

Certain foreign countries regulate the sales price of a product after marketing approval is granted. We cannot be sure that we can sell our products at satisfactory prices in foreign markets even if foreign regulatory authorities grant marketing approval.

Risks Related to The Sale of Our Products

Our current revenues are substantially dependent on a single customer.

While we currently sell cosmeceutical ingredients to generate revenue to partially fund the development of our pharmaceutical products, in the future, we expect to generate the majority of our revenue from the sale of our pharmaceutical products. To date, we have derived virtually all of our revenue from sales of cosmeceutical ingredients to Estée Lauder (EL), which sales accounted for 99% and 94% of our total sales in 2003 and 2004, respectively. We expect that sales to EL will continue to account for a significant percentage of our revenues for the immediate future; however, we have no long-term agreement to ensure a continued stream of revenue from EL. The loss of, or any substantial reduction in, orders from EL would materially and adversely affect our revenue and operating results.

Our product candidates may not be successfully commercialized.

Even if our product candidates are successful in clinical trials, they may not be successfully commercialized. Potential products may be found ineffective or cause harmful side effects during pre-clinical testing or clinical trials, fail to receive necessary regulatory approvals, prove difficult to manufacture on a large scale, be uneconomical to produce, or fail to achieve market acceptance.

There is a limited market for our orphan drug products, which may limit financial success.

Most orphan drugs have a potential United States market of less than $25 million annually and many address annual markets of less than $1 million. We cannot assure you that sales of our products will be adequate to make us profitable even if the products are granted orphan drug designation, approved for sale by the FDA, accepted by medical specialists and used by patients.

Our technology or products could give rise to product liability claims, which could entail substantial expense for defense, settlements or verdicts.

Our business exposes us to the risk of product liability claims that arise as a part of human testing, manufacturing and sale of pharmaceutical and over-the-counter health, dietary and cosmetic products. Although we maintain product liability insurance coverage, product liability or other judgments against us, as well as the cost of defending such claims in excess of insurance limits, could materially affect our financial condition.

We face intense competition in our efforts to develop commercially successful products, which may make it more difficult to achieve financial success.

Competition in the pharmaceutical industry is intense. In our efforts to discover and develop new pharmaceuticals and over-the-counter health and dietary products, we compete against a large number of companies, including large multinational pharmaceutical companies and other biotechnology companies that are actively engaged in similar discovery and development efforts. All the large multinational pharmaceutical companies and virtually all of the other biotechnology companies have substantially greater financial and other resources, more extensive experience in conducting clinical testing and obtaining regulatory approvals for their products, substantially larger research, development and marketing staffs and greater production capabilities than we do. We seek to limit potential sources of competition by developing products that are eligible for orphan drug status upon NDA approval or other forms of protection. We cannot assure you, however, that our competitors will not succeed in developing similar technologies and products more rapidly than we can. Similarly, we cannot assure you that these competing technologies and products will not be more effective than any of those that we have developed or are currently developing.

Risks Related to Intellectual Property

Our patents might not protect our technology from competitors, which could cause demand for, and the prices of, our products to decrease.

Certain aspects of our technology are covered by nine issued U.S. patents and nine pending patent applications in the United States, with eleven corresponding issued patents and twelve corresponding patent applications in foreign countries. There is no assurance that the applications still pending or which may be filed in the future will result in the issuance of any patents. Also, any patents issued or licensed to us may be challenged, invalidated or circumvented. The failure to obtain, or the subsequent loss of, patent protection for our products could adversely impact our ability to commercialize our products. Although we are continually seeking to expand our patent portfolio, we may not succeed in obtaining rights to additional patents. Furthermore, third parties may independently develop products similar to our products or design around the patented aspects of our products. Disputes may arise between others and us as to the scope, validity and ownership rights of these or other patents. Any defense of the patents could prove costly and time consuming, and there can be no assurance that we will be in a position, or will deem it advisable, to carry on such a defense. Accordingly, any patents owned by, or licensed to, us may not provide us with competitive advantages, even if the patents are not challenged or invalidated. Also, to the extent we rely upon unpatented proprietary technology, others may be able to acquire or independently develop the same or similar technology. Finally, due to differences in U.S. and foreign patent laws, foreign patents may be more difficult to obtain than U.S. patents, and foreign patents, even if obtained, may not provide the level of protection provided by U.S. patents. Our U.S. patent portfolio primarily consists of patents directed to methods for using creatine compounds or creatine analogues for the treatment of various diseases or conditions. Method patents, like product or device patents, give the patentee the right to exclude others from making, using, selling, and offering for sale methods and processes that infringe the claims of the issued patents.

Our products could infringe the intellectual property rights of others, which could give rise to expensive claims and require us to enter into disadvantageous license or royalty arrangements.

We cannot assure investors that products based on our intellectual property will not be challenged by a third party claiming infringement of its proprietary rights. If we were not able to successfully defend our patent or licensed right, we may have to pay substantial damages, possibly including treble damages, for past infringement.

We expect rapid technological and other change to be constant in our industry, which could result in our product candidates becoming obsolete.

The pharmaceutical industry has experienced rapid and significant technological change as well as structural changes, such as those brought about by changes in heath care delivery or in product distribution. We expect that pharmaceutical technology will continue to develop and change rapidly, and our future success will depend, in large part, on our ability to develop and maintain a competitive position. Technological development by others may result in our products becoming obsolete before they are marketed or before we recover a significant portion of the development and commercialization expenses incurred with respect to such products. In addition, alternative therapies, new medical treatments, or changes in the manner in which health care is delivered or products provided could alter existing treatment regimes or health care practices, and thereby reduce the need for one or more of our products.

Risks Related to Our Dependence on Third-Party Manufacturers and Collaborators

Due to our collaboration with research hospitals and other third parties to assist us in conducting clinical trials, we are unable to directly control all aspects of our clinical trials.

We collaborate with research hospitals and academic researchers to conduct clinical trials of our product candidates. As a result, we have had and will continue to have less control over the conduct of the clinical trials, the timing and completion of the trials and the management of data developed through the trial than would be the case if we were relying entirely upon our own staff.

We will continue to depend on third parties to manufacture our products, which could delay our trials or commercialization efforts.

We do not have, and do not now intend to develop, facilities for the manufacture of any of our products for commercial production. The manufacture of pharmaceutical and over-the-counter health products can be an expensive, time-consuming, and complex process. Manufacturers often encounter difficulties in scaling-up production of new products, including problems involving the transfer of manufacturing technology, production yields, quality control and assurance and shortages of personnel. Delays in formulation and production of trial quantities could result in additional expense and delays in our clinical trials and regulatory submissions. In addition, delays in formulation and production of commercial quantities could result in additional expense and delays in commercialization. Problems with any manufacturing processes could result in product defects, which could require us to delay shipment of products or recall products previously shipped. In addition, any prolonged interruption in the operations of our or a third party’s manufacturing facilities could result in the cancellation of shipments. A number of factors could cause interruptions, including equipment malfunctions or failures, or damage to a facility due to natural disasters or otherwise.

Our third-party manufacturers are subject to regulatory oversight, which may delay or disrupt our commercialization efforts.

Third-party manufacturers of our products or product candidates must ensure that all of the processes, methods and equipment are compliant with the current Good Manufacturing Practices, or cGMP, and conduct extensive audits of vendors, contract laboratories and suppliers. The cGMP requirements govern quality control of the manufacturing process and documentation policies and procedures. Compliance by third-party manufacturers with cGMP requires record keeping and quality control to assure that the product meets applicable specifications and other requirements. Manufacturing facilities are subject to inspection by regulatory agencies at any time. If an inspection by regulatory authorities indicates that there are deficiencies, third-party manufacturers could be required to take remedial actions, stop production or close the facility, which would disrupt the manufacturing processes. If they fail to comply with these requirements, we also may be required to curtail the clinical trials of our product candidates, which are also supplied by these manufacturers, and may not be permitted to sell our products or may be limited in the jurisdictions in which we are permitted to sell them.

Risks Related To Our Limited Personnel

If we are unable to establish sales, marketing and distribution capabilities or to enter into agreements with third parties to do so, we may be unable to successfully market and sell any products.

We have historically operated with a very small number of employees. We have limited manufacturing, marketing, sales and distribution resources. Specifically, we have limited experience in manufacturing or procuring products in commercial quantities, conducting later-stage phases of the clinical research and regulatory approval process, selling pharmaceutical and over-the-counter health products, or negotiating, establishing and maintaining strategic relationships (other than as to research). Any growth of our company will require us to expand our capabilities in these areas, to increase our executive management and to improve our operations and financial systems and controls. We cannot assure investors that we will be able to hire, in a timely manner, the qualified manufacturing, sales, marketing, and managerial personnel we need, if at all. If we do not obtain substantially greater capabilities in any one or more of these areas, either by developing our own management and staff or by entering into agreements with capable third parties, we may be unable to successfully market and sell any of the products we seek to commercialize, and our ability to generate revenues and profits will be harmed. Further, if we do grow rapidly, such growth may strain our operational, managerial and financial resources.

If we are unable to retain and hire key personnel, then we may not be able to implement our business plan.

We depend on the services of our senior management and key technical personnel. In particular, our success depends on the continued efforts of our Chief Executive Officer, Belinda Tsao Nivaggioli, to manage our business operations. The loss of the services of Ms. Nivaggioli could have a negative effect on our business, financial condition and results of operations. In addition, our success in expanding our business operations is largely dependent on our ability to hire highly qualified personnel. In addition, we may lose employees or consultants that we hire due to higher salaries and fees being offered by competitors or other businesses in the industry.

RISKS RELATED TO THIS OFFERING

You may not be able to liquidate your investment since there is no assurance that a public market will develop for our common stock or that our common stock will ever be approved for trading on a recognized exchange.

There is currently no established public trading market for our securities. After the SEC declares effective the registration statement of which this prospectus forms a part, we intend to seek a market maker to apply for a listing on the Over-the-Counter Bulletin Board (OTCBB) in the United States. Our shares are not and have not been listed or quoted on any exchange or quotation system. We can not assure you that a market maker will agree to file the necessary documents with the OTCBB, nor can there be any assurance that such an application for quotation will be approved or that a regular and active trading market will develop or that if developed, will be sustained. If we are not approved for quotation on the OTCBB, our common stock will trade in the “pink sheets” maintained by the National Quotation Bureau, Inc., in which case it will be substantially less likely that a liquid trading market will develop for our common stock. This in turn would make it even more difficult for stockholders to dispose of their common stock and could diminish significantly the market value of our common stock.

Our stock price is likely to be volatile, and the market price of our common stock after this offering may drop below the price you pay.

There is generally significant volatility in the market prices and limited liquidity of securities of early stage companies, and particularly of early stage pharmaceutical companies. Contributing to this volatility are various factors and events that can affect our stock price in a positive or negative manner. These factors and events include, but are not limited to:

•	results of our clinical trials;

•	governmental approvals, refusals to approve, regulations or actions;

•	market acceptance and sales growth of creatine and creatine derivatives;

•	failure of any of our product candidates, if approved, to achieve commercial success;

•	litigation involving our company or our general industry or both;

•	developments or disputes concerning our patents or other proprietary rights;

•	changes in the structure of healthcare payment systems, including developments in price control legislation;

•	departure of key personnel;

•	future sales of our common stock;

•	period-to-period fluctuations in our financial results or those of companies that are perceived to be similar to us;

•	changes in estimates of our financial results or recommendations by securities analysts;

•	investors’ general perception of us; and

•	general economic, industry and market conditions.

If any of these risks occurs, it could cause our stock price to fall and may expose us to class action lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

Our stock will be subject to “Penny Stock” rules, which may diminish liquidity.

Even if a trading market develops, trades of our common stock will remain subject to Rule 15g-9 adopted by the Securities and Exchange Commission, which rule imposes certain requirements on broker-dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction prior to sale. The Securities and Exchange Commission also has rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. In any event, the broker-dealer cannot execute a penny stock transaction until at least two business days after the broker-dealer sends the disclosure documents. These disclosure requirements have the effect of reducing the level of trading activity in the secondary market for our common stock. As a result of these rules, investors may find it difficult to sell their shares.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the Securities and Exchange Commission, have required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. For example, as a result of becoming a public company, we intend to create additional board committees and adopt policies regarding internal controls and disclosure controls and procedures. In addition, we will incur additional costs associated with our public company reporting requirements. We also expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our Board of Directors or as executive officers. We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Future sales by stockholders may depress the price of our common stock.

As of November 7, 2005, we had 51,082,616 outstanding shares of common stock, including the 21,000,000 shares offered by this prospectus. Approximately 30,000,000 additional shares of common stock will be eligible for sale under Rule 144 beginning in November 2006, upon the expiration of lock-up arrangements included in the Merger Agreement with AVN Acquisition Corporation. Also, 200,375 shares of our common stock are subject to future issuance pursuant to outstanding options and warrants. As additional shares of our common stock become available for resale in the public market, the price of our common stock may decrease due to the additional shares in the market. Any decline in the price of our common stock may encourage short sales, which could place further downward pressure on the price of our common stock and may impair our ability to raise additional capital through the sale of equity securities.

USE OF PROCEEDS

This prospectus relates solely to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of the common stock in this offering. The selling stockholders will receive all of the proceeds.

FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” may contain forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. Our actual results might differ materially from any forward-looking statement due to various risks, uncertainties and contingencies, including:

•	our need for additional funds;

•	our dependence on a limited number of therapeutic compounds;

•	the early stage of the products we are developing;

•	uncertainties relating to clinical trials and regulatory reviews;

•	competition and dependence on collaborative partners;

•	our ability to avoid infringement of the patent rights of others;

•	our ability to obtain adequate patent protection and to enforce these rights; and

•	the other factors and risks described under the section captioned “Risk Factors” beginning on page 5.

We believe that the section entitled “Risk Factors” includes all material risks that could harm our business. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.

We believe that it is important to communicate our future expectations to our investors. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. There may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially form the expectations we describe in our forward-looking statements. Potential investors should not place undue reliance on our forward-looking statements.

SELLING STOCKHOLDERS

This prospectus relates solely to the sale of 21,000,000 shares of our common stock by a number of our stockholders. The selling stockholders acquired those shares from us pursuant to our merger with AVN Acquisition Corp. The selling stockholders may resell the shares they own by means of this prospectus from time to time in the public market. The selling stockholders will determine when they will sell their shares.

The following table identifies the selling stockholders and the shares which they are offering for sale or which they are registering by this prospectus and may offer to sell, and provides certain information, to our knowledge, regarding their beneficial ownership of our common stock as of November 7, 2005, and as adjusted to give effect to the assumed sale of all of the shares registered hereby:

Name	Shares Owned prior to Offering	Number of Shares Offered	Shares Beneficially Owned After Offering
			Number	Percent
401 Capital Partners Inc. (1)	150,000	150,000	0	0
Zoran Bakich	1,785,000	1,785,000	0	0
Eric Boyd	50,000	50,000	0	0
Richard Brezzi	1,785,000	1,785,000	0	0
Boris Emanuel	1,785,000	1,785,000	0	0
Gab Capital (2)	250,000	250,000	0	0
Joseph Galda (3)(4)	81,500	50,000	31,500	*
Karen Georgiou (5)	4,900,000	4,900,000	0	0
Andrew Gertler (4)(6)	81,500	50,000	31,500	*
James Hayes	1,785,000	1,785,000	0	0
Jacques Matte	250,000	250,000	0	0
David C. Rambarran	1,785,000	1,785,000	0	0
Cathy Underhill	1,785,000	1,785,000	0	0
Vandor Realty Corporation (7)	2,350,000	2,350,000	0	0
Robert Watson	2,240,000	2,240,000	0	0
Ronald Wyles	1,785,000	1,785,000	0	0

*	Less than 1%

(1)	The beneficial owner of 401 Capital Partners Inc. is R. Mark Young. In July 2005, 401 Capital Partners Inc. loaned us $150,000. In October 2005, 401 Capital Partners Inc. contributed the note representing this loan to AVN. The note will be cancelled as a matter of law when we complete the AVN Merger.

(2)	The beneficial owner of Gab Capital is Carmelina Baiamonte.

(3)	Joseph Galda is one of our directors.

(4)	Includes 10,500 shares issuable upon exercise of stock options which became exercisable on May 9, 2005, 10,500 shares issuable upon exercise of stock options which became exercisable on August 9, 2005, and 10,500 shares issuable upon exercise of stock options which will become exercisable on November 9, 2005.

(5)	In January 2005, Karen Georgiou lent $250,000 to AVN Acquisition Corp. to enable AVN Acquisition Corp. to make the first bridge loan payment to us. Under the promissory note manifesting the loan, AVN Acquisition Corp. was to pay Karen Georgiou the principal sum of $250,000 on or before May 31, 2006, with interest at a rate of eight percent per year. This note was repaid in cash prior to March 31, 2005, from a portion of the proceeds which AVN Acquisition Corp. received from subscribers for its common stock. Other than her beneficial ownership of our common stock, Ms. Georgiou has no affiliation with us.

(6)	Andrew Gertler is one of our directors.

(7)	The beneficial owner of Vandor Realty Corporation is Vince Derosa.

PLAN OF DISTRIBUTION

This prospectus covers the resale by selling stockholders of shares of our common stock that they acquired from us in November 2005 upon the closing of the AVN Merger. No market currently exists for our common stock. The price reflected in this prospectus of $1.00 per share is the initial offering price of shares upon the effectiveness of this prospectus. This price was set by a representative of the selling stockholders based upon the following factors:

•	The last independent investment was made at a price equivalent to $1.00 per share of our common stock;

•	The advanced stage of the our clinical trials consisting of one trial in phase III, two trials in phase II, and one trial in phase I in diseases with no known cure;

•	The high safety profile of our drug candidates;

•	Our relatively low burn rate cost structure;

•	The existence and growth of our high-margin commercial sales of skin products; and

•	The potential for clinical trials in Alzheimer’s and Parkinson’s disease.

The selling stockholders may, from time to time, sell any or all of their shares of common stock covered by this prospectus in private transactions at a price of $1.00 per share. If our shares become quoted on the OTCBB, the selling stockholders may thereafter sell any or all of their shares at prevailing market prices, or privately negotiated prices and may sell either directly or through a broker-dealer in transactions between selling stockholders and purchasers, or otherwise.

The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	privately negotiated transactions;

•	short sales;

•	agreements with broker-dealers to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, or the Securities Act, if available, rather than under this prospectus.

The selling stockholders may enter into hedging transactions with third parties, which may in turn engage in short sales of the common stock in the course of hedging the position they assume. The selling stockholders may also enter into short positions or other derivative transactions relating to the common stock, or interests in the common stock, and deliver the common stock, or interests in the common stock, to close out their short or other positions or otherwise settle short sales or other transactions, or loan or pledge the common stock, or interests in the common stock, to third parties that in turn may dispose of these securities.

Our obligation to register, or maintain, a registration statement governing the shares registered for resale hereunder will terminate:

•	if all the shares have been registered and sold pursuant to the registration effected pursuant to the AVN Merger Agreement or pursuant to exempt transactions; or

•	at such time as all shares held by the selling stockholders may be sold within a three-month period under Rule 144, either because each selling stockholder holds 1% or less of our then-outstanding common stock or because each selling stockholder can sell all of its shares under Rule 144(k) without volume or time limitations.

The selling stockholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer who participates in such transactions as an agent may receive a commission from the selling stockholders, or, if it acts as agent for the purchaser of such common stock, from such purchaser. The selling stockholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling stockholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker’s or dealer’s commitment to the selling stockholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers. If applicable, the selling stockholders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above. The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. We can provide no assurance that all or any of the common stock offered will be sold by the selling stockholders.

We are bearing all costs relating to the registration of the common stock, which we estimate will be about $290,000. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock. The selling stockholders must comply with the requirements of the Securities Act and the Securities Exchange Act of 1934, or the Securities Exchange Act, in the offer and sale of the common stock. In particular, during such times as the selling stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be underwriters, they must comply with applicable law and, among other things, must:

1. Not engage in any stabilization activities in connection with our common stock;

2. Furnish each broker or dealer through which common stock may be offered such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3. Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

Under the Securities Exchange Act and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable “cooling off” periods prior to the commencement of such distribution. Also, the selling stockholders are subject to applicable provisions that limit the timing of purchases and sales of our common stock by the selling security holders.

We have informed the selling stockholders that, during such time as they may be engaged in a distribution of any of the shares we are registering by this registration statement, they are required to comply with Regulation M. In general, Regulation M precludes any selling stockholder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, and any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

No stockholder may offer or sell shares of our common stock under this prospectus unless such stockholder has notified us of his or her intention to sell shares of our common stock and the registration statement of which this prospectus is a part has been declared effective by the SEC, and remains effective at the time such selling stockholder offers or sells such shares. We are required to amend the registration statement of which this prospectus is a part to reflect material developments in our business and current financial information. Each time we file a post-effective amendment to our registration statement with the SEC, it must first become effective prior to the offer or sale of shares of our common stock by the selling stockholders.

SELECTED FINANCIAL DATA

	In dollars, except % of revenue and share data
	Years Ended December 31,				Six Months Ended June 30, (unaudited)
	2004	% of revenue	2003	% of revenue	2005	% of revenue	2004	% of revenue
Statements of Operations Data:
Revenues	298,540		238,163		303,247		100,230
Gross margin	251,571	84%	188,130	79%	271,570	90%	81,522	81%
Research and development	452,739	152%	587,781	247%	226,847	75%	135,319	135%
General and administrative, selling and marketing	584,373	196%	467,688	196%	1,403,764	463%	239,601	239%
Loss from operations	(785,541)		(867,339)		(1,359,041)		(293,398)
Net loss	(788,755)		(865,738)		(1,376,013)		(294,227)

Net loss per common share—basic and diluted	(0.26)		(0.30)		(0.11)		(0.10)

Weighted average number of shares of common stock outstanding	2,982,239		2,868,048		12,481,114		2,933,017

	As of December 31,		As of June 30, (unaudited)
	2004	2003	2005
Balance Sheet Data:
Cash and cash equivalents	102,423	1,969	2,738
Working capital deficit	(447,245)	(449,395)	(1,583,722)
Total assets	144,631	73,301	93,300
Accumulated deficit	(5,643,874)	(4,855,119)	(7,019,887)
Stockholders’ deficit	(440,632)	(443,681)	(1,566,385)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussion and analysis in conjunction with our financial statements, including the notes thereto, at the end of this prospectus. Some of the information contained in this discussion and analysis, or set forth elsewhere in this prospectus contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a variety of certain factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are an early-stage biotechnology company, based in Palo Alto, California, which seeks to develop and commercialize distinctive products that deliver value by improving the lives of patients through the regulation of critical energy processes which occur within cells. We have developed proprietary intellectual property regarding cellular energy modulation and cellular energy transport that we are using to create a portfolio of innovative, patent-protected pharmaceutical and over-the-counter (OTC) products.

To date we have derived virtually all of our revenues under a supply agreement with Estée Lauder (EL), under which we provide a cosmeceutical ingredients included in most of their prestige anti-aging skin care lines, and from the direct sale of our branded creatine product, NEOtine. We expect that sales to EL will continue to account for a significant percentage of our revenues for the immediate future; however, we have no long-term agreement to ensure a continued stream of revenue from EL. In the future, we expect to generate the majority of our revenue from the sale of FDA-approved pharmaceutical products to treat “orphan” diseases and other conditions, as well as sales of additional cosmeceutical and nutraceutical ingredients and products.

We currently have one pharmaceutical product candidate in a Phase III trial, two pharmaceutical product candidates in Phase II trials and one pharmaceutical product candidate in a Phase I trial. We will not generate revenue from these product candidates until they obtain FDA approval. While it is impossible to know if and when these projects will produce positive trial data, receive FDA-approval and be successfully commercialized, we hope to begin generating revenue from our drug product now in Phase III trial in 2007. However, if the FDA requires confirmatory data via a second Phase III trial, we would not expect to benefit from this drug product until 2009. As to our product candidates in Phase II and I trials, we cannot meaningfully estimate when we can expect to generate revenue from such products due to the many outstanding variables including the availability of trial subjects, the ability of research institutions and investigators to perform their obligations in a timely fashion, the interpretation of trial results and the receipt of orphan drug designations. Drugs for neurology require long trials to prove efficacy, and many drugs fail in the final phase of trials due to insufficient patient enrolment to show efficacy or patient death prior to trial completion. Moreover, any delays we experience in our clinical trials will substantially increase our product development costs and delay and impair our ability to generate revenue. As a result, drug development is very costly relative to the resources available to us. Because of our limited personnel and capital resources compared to our competitors, we rely on collaboration to advance our research and development efforts. This is sometimes challenging since academic institutions do not operate under the same time restrictions as private companies.

We have incurred net losses since our inception and expect to incur substantial and increasing losses for the next several years as we expand our research and development activities and move our product candidates into later stages of development. As of March 31, 2005, we had an accumulated deficit of approximately $6.4 million. We have funded our losses to date through sale of equity securities.

Our expenses have consisted primarily of research and development and general and administrative costs associated with our operations. Developing our product candidates to later stages of development and conducting our research programs may require significant additional research and development expenditures, including for pre-clinical testing and clinical trials, as well as for manufacturing development efforts and obtaining regulatory approval. Any delays we experience in conducting our trials, obtaining FDA approval and commercializing our products candidates will delay and impair revenue generation.

We have not generated taxable income to date. As of December 31, 2004, our net operating losses available to offset future taxable income for federal income tax purposes were approximately $4,800,000. If not used earlier, these carry-forwards will expire through 2024. To date, we have not recognized the potential tax benefit of our net operating losses on our balance sheets or statements of operations. The future use of our net operating loss carry forwards may be limited based upon changes in ownership pursuant to regulations promulgated under the Internal Revenue Code.

To provide additional liquidity, on October 25, 2005, we agreed to merge with AVN Acquisition Corp., a single-purpose company formed to provide financing to us. Upon the closing of the AVN Merger (which is conditioned upon, and expected to occur after, the SEC declares effective the registration statement of which this prospectus forms a part), we will acquire all of AVN Acquisition Corp.’s assets consisting of $2,000,000 of cash (which is held in escrow by LaSalle Bank National Association), and assume no liabilities, and the former stockholders of AVN Acquisition Corp. will acquire 21,000,000 newly issued shares of our common stock. Our promissory notes of $1,000,000 held by AVN Acquisition Corp. will be cancelled as a matter of law. The obligation of AVN Acquisition Corp. to consummate the merger with us is not subject to any conditions within the control of AVN Acquisition Corp. or its stockholders.

On October 26, 2005, in connection with the AVN Merger, we entered into an escrow agreement with LaSalle Bank National Association, which will serve as escrow agent for the merger, and AVN Acquisition Corp. Under the agreement, AVN Acquisition Corp.’s cash assets of $2,000,000 have been placed in escrow and will be distributed to us upon the closing of the AVN Merger.

Critical accounting policies and significant judgments and estimates

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States and reflect the application of certain significant accounting policies as described in Note 2 to our December 31, 2004 audited financial statements and critical accounting policies as described below. A “critical accounting policy” is one which is both important to the portrayal of the Company’s financial condition and results and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Revenue Recognition and Accounts Receivable

We recognize revenue from product sales when there is persuasive evidence of an arrangement, all significant risks of ownership have been transferred, the selling price is fixed or determinable and collectibility is reasonably assured. Under the terms of our agreement with Estée Lauder (EL), title and all significant risks of ownership pass to EL when the product leaves our premises. Consequently, we recognize revenue when product is shipped. Accounts receivable are stated at the amount management expects to collect from outstanding balances.

We have primarily sold our creatine products for the past five years to EL. EL’s supply agreement with us grants it an exclusive right and license to use our know-how and patent rights in order to make, use, and sell certain licensed products identified in the agreement, but does not give it the right or license to make creatine. Under the terms of the agreement, all deliveries to and payments by EL are based on F.O.B. shipping from Avicena. During this five year period of sales to EL, the Company has never experienced any sales returns, warranty claims, or any other post-delivery obligations in its business nor does it anticipate a requirement for them. Consequently, we do not provide any allowance for sales returns or warranties in our financial statements.

Stock-Based Compensation

We have a stock-based employee compensation plan, which is more fully described in Note 5 to our December 31, 2004 audited financial statements. We apply Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, in accounting for its employee stock-based awards. We have adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (SFAS No. 123), Accounting for Stock-Based Compensation. Accordingly, we recognized no compensation expense in 2004 or 2003 for the fair value of employee awards as calculated under SFAS No. 123, as amended by SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure. Had compensation cost for the 1999 Plan and for options granted outside the 1999 Plan been determined based on the fair value at the grant date for awards in 2004 and 2003, the Company’s net loss and net loss per share would have been increased. See Note 2 to our December 31, 2004 audited financial statements for more detail.

Net Loss Per Share

Consistent with Statement of Financial Accounting Standards No. 128, Earnings Per Share, basic loss per share amounts are based on the weighted average number of shares of common stock outstanding during the period. Diluted loss per share amounts are based on the weighted average number of shares of common stock and potential dilutive common stock outstanding during the period. However, when the inclusion of potentially dilutive common stock outstanding during the period causes the basic loss per share amounts to decrease, they are excluded from the calculation of diluted weighted average share amounts as their inclusion would have been anti-dilutive. Therefore, in 2004 and 2003, the potentially dilutive common stock outstanding during both periods was excluded. See Note 2 to our December 31, 2004 audited financial statements for more detail.

Research and Development Expenditures

Research and development expenditures (including patent-related costs) are charged to operations as incurred.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Concentration of Credit Risk

In 2004 and 2003, the Company primarily sold its products to one company, EL. Sales to this customer equaled 94% and 99% of total sales for each of the years ended December 31, 2004, and 2003, respectively; accounts receivable from this customer equaled 100% of total accounts receivable at both December 31, 2004, and 2003. Historically, the Company has not experienced any losses related to its accounts receivable.

Fair Value of Financial Instruments

The estimated fair value of the Company’s financial instruments, which include cash and cash equivalents, accounts receivable, accounts payable and related party accounts, approximates their carrying values.

Results Of Operations — 2004 compared to 2003

We currently generate revenue from the sale of proprietary cosmetic ingredient formulations to EL and the direct sale of our branded creatine supplement product. Our revenues increased to $298,500 in 2004 from $238,200 in 2003, an increase of $60,300 or 25% due to higher unit sales. The unit sales increase resulted from EL’s launch of products containing our cosmetic ingredient formulations in Asia and Europe. Cost of revenue consists of amounts we pay third-party manufacturers to blend, repackage and ship our proprietary formulations. Our cost of revenue decreased slightly, to $47,000 in 2004, compared to $50,000 in 2003. As a result of these higher revenues and lower costs, our gross margin increased 34% to $251,600 (or 84% of revenues) in 2004 from $188,100 (79% of revenues) in 2003. The increase in gross margin percentage resulted primarily from the incurrence in 2003 of a supplier’s $9,000 non-recurring special formulations charge.

Our research and development expenses consist of costs incurred for drug development and clinical activities. These costs include in-kind support, such as providing drugs or placebos for trials and financial support, as well as legal expenses for patents. Research and development expenses decreased to $452,700 in 2004 from $587,800 in 2003, a decrease of $135,100 or 23%, due to a decrease in legal expenses related to patents and lower costs for clinical trials due to a decrease in the number of trials. We consider the active management of drug development to be crucial to our long-term success. The actual probability of success for each drug may be impacted by a variety of factors, including, among others, the quality of the candidate, the validity of the target and disease indication, early clinical data, investment in the program, competition, manufacturing capability and commercial viability. Due to these factors, it is difficult to give accurate guidance on the anticipated proportion of our research and development expenditures or the future cash inflows from these programs.

Selling and marketing expenses increased to $31,000 in 2004 from $7,400 in 2003. This increase of 316% or $23,600 resulted from our development of a new website. General and administrative expenses consist mainly of salaries and benefits, consulting fees, legal and accounting fees, insurance, facilities and utilities. General and administrative expenses for 2004 and 2003 were $553,400 and $460,200, respectively, an increase of $93,200 or 20%. The increase in general and administrative expenses in 2004 over 2003 was primarily due to a major increase in legal and auditing fees incurred when we investigated financing alternatives and also engaged our auditors to conduct a review of our September 2004 financial statements in anticipation of a transaction which did not occur.

We do not have significant interest income or expense.

Results of Operations —Six months ended June 30, 2005, compared to the same period in 2004

Our revenues increased to approximately $303,200 in the six month period ending June 30, 2005, from $100,200 in the corresponding 2004 period, an increase of $203,000 or 203% in the six month period. The entire increase was due to higher unit sales created by greater demand by EL. Our cost of revenue increased to approximately $31,700 in the six month period ending June 30, 2005, from $18,700 in the corresponding 2004 period, an increase of $13,000 or 70% in the six month period. As a result of these higher revenues and continued low costs of revenue, some of which (e.g. warehousing) is semi-fixed, our gross margin increased to 90% of revenues in the six month period ending June 30, 2005, compared to 81% in the comparable period in 2004.

Research and development expenses increased to approximately $226,800 in the six month period ending June 30, 2005, from $135,300 in the corresponding 2004 period, an increase of $91,500 or 68% in the six month period. This increase was due mainly to an increase in legal expenses related to keeping existing U.S. and foreign patents in force, filing a new Japanese patent application, and reviewing new products for patent protection.

Selling and marketing expenses increased to approximately $300,500 in the six month period ending June 30, 2005, from $6,100 in the corresponding 2004 period, an increase of $294,400 or 4,826% in the six month period. These increases resulted mainly from increased salaries and employee benefits, as well as incremental operating costs, related to the hiring of two new marketing employees. Additional marketing costs are also attributable to our development of a new website and engagement of a public relations firm.

General and administrative expenses increased to approximately $1,103,200 in the six month period ending June 30, 2005, from $233,500 in the corresponding 2004 period, an increase of $869,700 or 372% in the six month period. The major increase in the six month period of 2005 compared to 2004 was primarily due to a (1) an accounting charge of approximately $470,000 related to our decision to allow all holders of stock options the right to exercise their options for common stock in a “cashless” exercise exchange; (2) an accounting charge of approximately $117,200 related to the issuance of restricted stock; (3) an increase of approximately $126,000 of corporate legal and accounting fees incurred when we investigated financing alternatives; (4) an increase of approximately $83,000 related to accounting and finance consultants; (5) an accounting charge of approximately $4,000 to reflect the value of stock options issued to consultants; and (6) an increase of approximately $81,000 related to increased operating expenses such as rent ($25,000), office supplies ($15,000), and payroll and payroll taxes ($41,000). We expect future general and administrative expenses, excluding accounting charges, to increase in support of expanded business activities, including costs associated with our marketing efforts to support our commercialization strategy for our products.

We do not have significant interest income or expense.

Liquidity and Capital Resources — 2004 compared to 2003

Due to our significant research and development expenditures and small product revenues, we have not been profitable and have generated operating losses since our inception. As such, we have funded our operations primarily through sales of equity, as described more fully below. At December 31, 2004, we had available cash of $102,400. Cash in excess of immediate requirements is invested with regard to liquidity and capital preservation. Wherever possible, we seek to minimize the potential effects of concentration and degrees of risk.

Cash used in operations was $478,800 in 2004 compared with $721,600 in 2003. These negative cash flows were primarily caused by operating losses of $788,800 in 2004 and $865,700 in 2003. Non-cash charges were insignificant. Cash used in investing activities for 2004 and 2003 was not material. Cash provided by financing activities was approximately $579,300 in 2004 compared with $202,000 in 2003. Financing activities in 2004 and 2003 consisted mostly of the sale of our Series C preferred stock.

Working Capital. Negative working capital decreased slightly to $447,200 at December 31, 2004, from $449,400 at December 31, 2003. The decrease in negative working capital was primarily due to proceeds from our private equity-financing, offset by our use of cash in research and development.

Liquidity and Capital Resources —Six Months ended June 30, 2005, compared to 2004

At June 30, 2005, we had available cash of $2,700 compared to $102,400 at year-end December 31, 2004.

Cash used in operations was $266,300 for the six months ended June 30, 2005, compared with $120,100 for the same period in 2004. This increase in negative cash flow was primarily caused by operating losses of $1,376,000 ($783,000 net of $593,000 of non-cash charges) in 2005 compared to only $294,200 in 2004 (with insignificant non-cash charges). Cash provided by financing activities was $179,200 for the six months ended June 30, 2005, compared to $150,000 for the same period in 2004. In 2005, we received $129,700 in proceeds from the additional sale of equity securities as well as a loan in the amount of $500,000 from AVN Acquisition Corporation (AVN). The Company incurred direct cash costs of $480,400 and $300,000 of non-cash charges in connection with raising capital through the planned merger with AVN and related issuance of securities to AVN’s former stockholders; such costs were charged to additional paid-in-capital. Financing activities in 2004 consisted of advances from stockholders.

Working Capital. Negative working capital increased by $1,136,500 to $1,583,700 at June 30, 2005, from $447,200 at December 31, 2004. The increase in negative working capital was primarily due to the expenses related to obtain financing and filing the registration statement combined with increasing our operating staff and expenses, as described above, offset by $129,700 in proceeds from the additional sale of equity securities and the receipt of loans in the total amount of $500,000 as of March 21, 2005, from AVN Acquisition Corp. Subsequent to June 30, 2005, we received a loan of $150,000 from 401 Capital Partners Inc., an investor related to AVN Acquisition Corp. In October 2005, 401 Capital Partners Inc. contributed this note to AVN. In October 2005, we received an additional loan from AVN in the amount of $350,000. The loans from AVN Acquisition Corp. and 401 Capital Partners Inc. will be automatically cancelled when the AVN Merger is closed. We anticipate that the net proceeds of $2,000,000 expected from AVN Acquisition Corp., combined with cash from operations, will be sufficient resources to enable us to sustain operations through at least December 31, 2005. We anticipate that we will use $1,600,000 of these net funds in operating activities in 2005 and another $400,000 in 2006.

Our actual cash needs might vary materially from those now planned because of a number of factors, including:

•	The scope, rate of progress and costs of our product development activities;

•	Changes in our research and development plans;

•	Future clinical trial results;

•	The terms and timing of any collaborative, licensing and other arrangements that we have or may establish;

•	The cost and timing of regulatory approvals;

•	The costs of commercializing any of our other product candidates;

•	Costs to license-in or otherwise acquire any technology; and

•	The cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights.

In any event, we will likely seek to raise substantial additional capital to fund our research and development and operations within the next 12 months. We expect to finance our future cash needs through the sale of equity securities and possibly strategic collaborations or debt financing or through other sources that may be dilutive to existing stockholders or require us to relinquish rights to some of our technologies, product candidates or products under development that we would otherwise seek to develop or commercialize ourselves.

If we need to raise additional money to fund our operations, funding may not be available to us on acceptable terms, or at all. If we are unable to raise additional funds when needed, we may not be able to market our products as planned or continue development and regulatory approval of our products, or we could be required to delay, scale back or eliminate some or all of our research and development programs. If we raise additional funds through equity sales, these sales may be highly dilutive to existing investors.

We have no material commitments for capital expenditures and no off-balance sheet arrangements.

BUSINESS

We are an early-stage biotechnology company which seeks to develop and commercialize distinctive drug, cosmetic and nutritional products that deliver value by improving the lives of patients by regulating critical energy processes which occur within cells. We are currently licensing cosmeceutical products and selling a nutraceutical product. While none of our drug candidates have yet been approved for commercial sale, we have one product in Phase III trials, two products in Phase II trials and one product in Phase I trials.

Development of Business

Our predecessor company, Amira, Inc., was formed in 1989 and was purchased by Repligen Corporation in 1991. From 1991-1994, the Amira business was operated as a division of Repligen, focusing on cancer treatments related to modulation of energy metabolism. The Avicena Group, Inc. was formed as a Massachusetts corporation in 1993 and purchased the Amira intellectual property from Repligen. We reincorporated as “Avicena Group, Inc.” in Delaware on August 6, 1999.

We currently own nine issued patents in the U.S. and have nine patent applications pending. While we developed five of the nine issued patents ourselves, we acquired one patent through the purchase of Repligen’s intellectual property in 1999 and acquired three patents through a 1999 agreement with one of our founders, Dr. Rima K. Daouk. We own eleven issued patents in foreign countries and have twelve patent applications pending, all of which we filed ourselves.

On October 25, 2005, we agreed to merge with AVN Acquisition Corp., a single-purpose company formed to provide financing to us. The closing of the AVN Merger will occur a few days after the SEC declares effective the Company’s registration statement (of which this Prospectus is a part). Upon the closing of the AVN Merger, the following will occur:

•	AVN Acquisition Corp. will merge with and into the Company, with the Company as the surviving corporation;

•	the separate corporate existence of AVN Acquisition Corp. will terminate;

•	the shares of AVN Acquisition Corp. will be cancelled;

•	the sixteen former stockholders of AVN Acquisition Corp. will acquire 21,000,000 shares of our newly issued common stock, which shares are being offered for resale pursuant to this prospectus;

•	we will acquire AVN Acquisition Corp.’s assets, consisting of $2,000,000 of cash (currently held in escrow at LaSalle Bank National Association) and our promissory notes of $1,000,000 held by AVN Acquisition Corp., which will be cancelled as a matter of law; and assume no liabilities;

•	all of our previously outstanding shares of common stock will be split on a 1.4 to 1 basis;

•	all previously outstanding shares of our Series C Preferred Stock will be converted into common stock on a 1.4 to 1 basis; and

•	all previously outstanding shares of our Series A and Series B Preferred Stock will be converted into common stock on a 2.1 to 1 basis.

There will be no change to our directors, officers or control persons pursuant to the AVN Merger Agreement. The terms of the AVN Merger were negotiated by Nasser Menhall and Belinda Nivaggioli on our behalf, and Joseph Galda and Andrew Gertler, on behalf of AVN Acquisition Corp., who negotiated the purchase price on an arms’ length basis on the basis of the Company’s progress to date, its intellectual property portfolio, the size of the markets it is addressing and the prices paid in other biotechnology private placements. Prior to the commencement of the negotiations which resulted in the AVN Merger Agreement, there were no relationships between our officers, directors and affiliates and those of AVN Acquisition Corp. No finders’ fees or consulting agreements were entered into as part of the AVN Merger Agreement and no other parties are involved in the AVN Merger. However, we issued Kevin Waltzer, a financial advisor we engaged to assist us in obtaining financing and who introduced us to the principals of AVN Acquisition Corp., 3,000,000 shares of our common stock subject to the closing of the AVN Merger.

Our Scientific Foundation

Our research is focused on those biochemicals that effectively influence the body’s ability to modulate cellular energy productions via the creatine kinase (CK) system and cellular energy transport via the creatine transporter (CT) system.

How the CK system works

The body’s CK system is one of a number of unique systems responsible for providing energy to those tissues that have intermittently high and fluctuating demands for energy, such as the skeletal muscles, the heart, the brain, the retina and various skin tissues. Comprised of creatine kinase (an enzyme) and its substrates (the chemicals upon which the enzyme acts), creatine and phosphocreatine, the CK system is responsible for storing energy within the cell and transporting energy between sites of energy production and sites of energy consumption. Creatine is a naturally occurring compound that is produced by the liver from arginine and glycine. Inside cells, creatine is actively transported from the cytoplast into the mitochondria, which are also referred to as “the powerhouse of the cell.” As creatine enters the mitochondria, the enzyme CK converts creatine into phosphocreatine (PCr), which is then stored inside the mitochondria for use at a later time. When the cell requires energy, PCr relinquishes its phosphate group to adenosine diphosphate (ADP), which is thus transformed into adenosine triphosphate (ATP). ATP, the basic energy source of the human body, then exits the mitochondria and is used to satisfy the immediate energy needs of the cell.

The cell releases the energy stored in ATP by breaking the bond with the third phosphate group, and the compound returns to the mitochondria as ADP. Conversely, once PCr gives up the phosphate group to ADP it exits the mitochondria as creatine. Excess creatine is then broken down into creatinine, a waste product, which is filtered out of the blood by the kidneys and excreted in the urine. In order to satisfy normal energy needs, the human body requires approximately 2 grams of creatine per day. However, the typical daily diet only provides the body with up to 1 gram of creatine. Accordingly, creatine supplementation is able to increase the body’s level of creatine and phosphocreatine, which in turn increases ATP (energy) levels.

How the CT system works

Creatine is carried by the blood stream to the brain cells, as well as to the cells that make up the skeletal muscles, the heart, the retina and various skin tissues. In order to reach brain cells, creatine must be successfully transported across the blood-brain barrier (BBB). The BBB is a system of semi-permeable barriers in the capillaries of the brain specifically designed to maintain a constant chemical environment in order for the brain cells (neurons and glia cells) to function. The BBB prevents toxic substances or unnecessary metabolites from entering the brain’s environment while permitting needed metabolites (such as blood gasses and small nutritional molecules such as glucose) to pass through the barrier to the brain cells. The BBB is a highly sophisticated control system in charge of preserving the physiological equilibrium of the brain.

As creatine in the blood stream passes by the BBB, the creatine transporter picks up the creatine and shuttles it across the endothelium (the tissues lining the capillaries in the brain which constitute the BBB) and into the brain tissues. From the brain tissue, creatine is then selected by the high affinity neuronal plasma membrane creatine transporter and transferred into the (neurons and glia cell) themselves. This transfer of creatine is one directional and occurs against a significant creatine concentration inside the neurons and glia cells.

At this point, creatine is stored in the cytoplast of the neurons and glia cells, where it is readily available to be transformed by the CK system into PCr for energy consumption inside the mitochondria. To mediate this process, the mitochondrial creatine transporter, which sits on the inner mitochondrial membrane, is called upon to transport the creatine from the cell’s cytoplast to the mitochondria.

In patients with defective creatine transporter genes, creatine is noticeably absent from the brain. While creatine supplementation increases the level of creatine and phosphocreatine in the muscles and blood stream, if the creatine transporter gene is defective, the higher levels will not be able to cross the BBB and enter the brain’s environment. Therefore, supplementation alone cannot treat those symptoms that result from a defective transporter. Therapies to treat defective creatine transporters must be able to deliver creatine or analogs by other means across the BBB in order to reach the brain cells.

Company Strategy

Our business strategy is to focus on orphan drugs in our pharmaceutical division, and cosmeceuticals (therapeutic cosmetic ingredients) and nutraceuticals (medical foods and dietary supplements) in our OTC division. This strategy has three phases:

Sell cosmeceutical products currently to generate funds to support product development.

Selling cosmeceutical products allows us to partially fund the development of our orphan drug products. In 2000, we contracted with Estée Lauder (EL) to supply them with a cosmeceutical agent, based on our patented formulation. In that contract, we granted EL an exclusive worldwide license to include creatine in its products for those uses protected by our patents. Under the agreement, EL must purchase all creatine for uses protected by our patents exclusively from us. EL now includes the ingredient in many of its prestige anti-aging skin-care product lines. In addition to EL, another cosmetic company is currently evaluating several of our second-generation compounds for inclusion in its anti-aging products. We are also in discussions with a distributor of specialty cosmetic ingredients to supply them with cosmeceutical agents which they would distribute to other cosmeceutical companies. The products, which would be protected by our use patents, would be sold either under our trademarked PURE ENERGY brand or another brandname.

Develop Orphan Drug Products.

We are focusing our current research efforts on drugs to treat orphan diseases, principally in the area of neurology, because the government offers market protection to drugs to treat such diseases. We currently have one pharmaceutical product candidate in a Phase III trial, two pharmaceutical product candidates in Phase II trials and one pharmaceutical product candidate in a Phase I trial. We expect to begin benefiting from these product candidates once we receive FDA approval of the related New Drug Applications following completion of all necessary clinical trials.

Sell patent-protected nutraceuticals to the OTC market.

Our nutraceutical products are based on the same proprietary and protected formulations as our orphan drug products. But, because they are nutraceutical products and not drugs, the FDA minimally regulates their development and sale. All our nutraceutical products will include compounds that modulate energy metabolism via the CK system or related systems in the cellular energy cycle. To date, we have launched one nutraceutical product, NEOtine, which we sell through our web site. Also, we are jointly developing a series of dietary supplements with Sigma-Tau HealthScience, which will be targeted to individuals concerned about age-related mental deterioration and enhancing energy. Because such uses of our formulations are protected by our patents, once the dietary supplements are developed, we expect to enter into a royalty–bearing patent license agreement with Sigma-Tau.

Research and Product Development

We focus our research and development efforts on developing a pipeline of products based on our proprietary knowledge of the processes of cellular energy modulation and cellular energy transfer. We have selected product candidates which have demonstrated a capacity to increase, maintain or decrease the flow of cellular energy within the body as necessary. Based on our research, we have developed a portfolio of intellectual property rights and formulated and developed several orphan drug candidates, as well as cosmeceuticals and nutraceuticals. All of our product development activities involve the application of substrates of the CK system, including creatine, creatine analogs and similar compounds, alone or in combination with other energy-modulating molecules.

We currently have one pharmaceutical product candidate in a Phase III trial, two pharmaceutical product candidates in Phase II trials and one pharmaceutical product candidate in a Phase I trial, and expect to being benefiting from these product candidates once we receive FDA approval. While it is impossible to know if and when these projects will produce positive trial data, receive FDA-approval and be successfully commercialized, we hope to begin generating revenue from our drug product now in Phase III trials in 2007. However, if the FDA requires confirmatory data from a second Phase III trial, we would not expect to benefit from this drug product until 2009. Too many outstanding variables – including the availability of trial subjects, the ability of research institutions and investigators to perform their obligations in a timely fashion, the interpretation of trial results and the receipt of orphan drug designations – prevent us from determining when we can expect to generate revenue from our product candidates in Phase II and I trials.

Strategic Alliances

One of our key means to conserve capital and extend our scope of research is conducting research and development through strategic collaborations and partnerships. We have developed alliances with a number of research scientists and research institutions including Carolinas Neuromuscular/ALS Center, Johns Hopkins University, Katholieke Universiteit Leuven, Massachusetts General Hospital, Massachusetts Institute of Technology, McMaster University, MUSC Foundation for Research Development, National Institute of Neurological Disorders and Stroke, The Research Foundation of SUNY, University of Rochester, and University of Cincinnati Children’s Hospital.

Under our standard trial agreements, Avicena and its research institution collaborator agree to study the effectiveness of a certain compound for which use Avicena holds a patent. In general, the research institution provides the laboratory facilities and personnel, and Avicena provides drugs and sometimes cash support. Further, while the research institutions usually own the data resulting from the study, the research institutions either grant Avicena (i) a license to exploit the data in exchange for a percentage (on average 1%) of net sales generated from Avicena’s exploitation of the data or (ii) an option to obtain a license to exploit the data (on terms to be negotiated but to include reasonable royalties, product liability indemnification and insurance requirements). The research institutions also allow Avicena to use the data generated from the study for FDA submission.

We are currently participating in seven trials (six of which concern neurodegenerative or neuromuscular diseases) and have participated in fifteen prior trials in multiple locations involving over 30 institutions, in which substrates of CK are or were administered to patients with neurodegenerative diseases (Parkinson’s Disease in addition to Amyotrophic Lateral Sclerosis (ALS), Huntington’s Disease and Creatine Transporter Defect (CTD), neuromuscular diseases (Duchenne Muscular Dystrophy (DMD), Charcot-Marie-Tooth Disease (CMT), Friedrich’s Ataxia and mitochondrial disorders) and recovery from surgery or experiencing a loss of muscle strength (aging, total joint anthroplasty and post-polio syndrome). The following chart summarizes certain information about Avicena’s currently pending trials.

Disease	Nature of Project	Principal Investigator and Academic Affiliation	Avicena Involvement or Contribution*	Status as of 3/31/05 and date trial stated	Expected date of trial completion

ALS	Phase III Clinical Trial of AV-02	Jeffrey Rosenfeld, Carolinas Neuromuscular/ALS Center	One-time payment of $170,000 for data management; one-time payment of $130,000 for data audit; $8,000/month for data monitoring and provide AV-02 and placebo.	In progress. Began 2/03.	Last patient will be seen Q4/05. Data will be available Q1/06.

ALS	Pre-Clinical Trial of AV-05	Jeffrey Rosenfeld, Carolinas Neuromuscular/ALS Center	Provide AV-05.	In progress. Began 12/02.	Last patient will be seen Q4/05. Data will be available Q1/06.

Huntington’s	Dose escalation study of AV-02	Steven Hersch, Massachusetts General Hospital	Provide AV-02.	Last patient seen 6/04. Data evaluation in progress.	Data will be available Q4/05.

Parkinson’s	Phase II Clinical Trial of AV-04	Karl Kieburtz, University of Rochester	Provide AV-04 and placebo.	Last patient seen 07/05. Data evaluation in progress.	Data will be available Q4/05.

CTD	Phase I Clinical Trial of AV-02 and AV-08	Ton deGrauw, University of Cincinnati Children’s Hospital	One time payment of $40,000 for all CTD studies, annual payment of $2,000, and provide AV-02 and AV-08 and placebo.	In progress. Began 2/03.	Phase I is open ended.

CTD	Screening study	Ton deGrauw, University of Cincinnati Children’s Hospital	No contribution.	In progress. Began Q4/04.	Mid to late 2006.

Aging	Phase II Clinical Trial of AV-02	Mark Tarnopolsky, McMaster University	Provide AV-02 and placebo.	Last patient seen 08/05. Data evaluation in progress.	Data will be available Q4/05.

*	In each trial, Avicena grants the research institution a license to study the patented use.

Neurodegenerative and Neuromuscular Diseases

Our understanding of how to modulate cellular energy levels has specific applications to the treatment of several neurological diseases. The neurodegenerative and neuromuscular diseases include all of the orphan diseases we are currently addressing—CTD, ALS, Huntington’s Disease and DMD. We are collaborating with academic and clinical researchers to develop new therapies to treat these diseases. These new products are designed to prolong cell life and, in turn, slow the disease’s progress or mitigate its symptoms.

Orphan Drugs to treat ALS. In February 2002, the FDA granted us orphan drug designation for our product “AV-02” to treat ALS. We are participating in a Phase III study led by the Carolinas ALS Center in Charlotte, NC. This study, consisting of over 100 patients over ten sites, began in February 2003, was fully enrolled in January 2005 and is expected to conclude at the end of 2005. If the study’s results are positive, we intend to submit a New Drug Application (NDA) to market AV-02 as an orphan drug in late 2006 or early 2007. We are also participating in a pilot trial to access the safety and effectiveness of a multi-drug combination (AV-05) to treat ALS.

Orphan Drugs to treat Huntington’s Disease. Following two clinical studies on treating Huntington’s Disease with AV-02, one at Cornell Medical Center and one at Katholieke Universiteit Leuven in Belgium, Dr. Steven Hersch of Massachusetts General Hospital led a larger scale, multi-center Phase II trial, which was completed in December 2003. The study results showed that the patients tolerated the therapeutic dose well. Further, magnetic resonance imaging (MRI) showed that the brain creatine level of the patients was dramatically increased after the study while oxidative matter was reduced. Dr. Hersch conducted a dose escalation study for which the data is currently being evaluated. We expect the data to be available in the fourth quarter of 2005. In October 2005, we received an orphan drug designation for the use of AV-02 to treat Huntington’s Disease.

Combination Drug Therapy for Parkinson’s Disease. About one million individuals in the U.S. suffer from Parkinson’s Disease. The average age of onset is 50+. The disease, caused by dopamine insufficiency, is characterized by progressive rigidity, bradykinesia (abnormal slowness of movement) and tremor. It is currently treated with Levodopa, but drug resistance increases over time. In Parkinson’s Disease, there is a loss of or damage to the dopamine-producing cells in a portion of the brain called the substantia nigra. Dopamine enables smooth, coordinated function of the body’s muscles and movement. Patients also exhibit widespread increases in oxidative damage in the brain.

A pre-clinical study suggested that AV-01, AV-02 and AV-06 might be a useful protector against Parkinson’s Disease. Following that study, Dr. Karl Kieburtz at the University of Rochester began leading a multi-center, double-blind, study of the impact of our composition AV-04 on the progression of Parkinson’s Disease on outpatients with early, untreated cases. This Phase II study began in September 2003 and its results will be available in the fourth quarter of 2005.

Orphan Drugs to treat CTD. We have developed a clinical program, in collaboration with the University of Cincinnati, to support the development of orphan drugs for creatine transporter defect. This disease was discovered only recently, in a small number of patients with severe expressive and cognitive delays. These patients have a defect in a specific creatine transporter gene. If the estimated incidence rate of around 2.1% of all X-linked mentally retarded patients is confirmed, this will be the second most common cause of X-linked mental retardation. We are participating in a study, which started in February 2003, to assess the ability of creatine supplementation to restore normal levels of creatine in the central nervous system and improve cognition of the affected patients. We are also conducting a larger scale effort to screen for the defect among mentally retarded persons and autistic children. This screening study began in the second half of 2005. The results of the screening study will allow us to determine the incidence of CTD, a necessary component of any orphan drug designation application.

The female carriers (mothers and sisters of the index patients) have partially defective transporters, allowing only partial transport of creatine into the carriers’ brains, as a result of which the carriers suffer lower cognitive function than normal patients, but higher than the index patients. We intend to begin a Phase I/II study involving these carriers to evaluate the efficacy on cognitive function of supplementing with creatine and its analogs, including one of our proprietary formulations, which we refer to as “AV-08”. If this study generates successful results, we will apply for orphan drug designation for the product for treating the female carriers and begin to plan for a Phase III study to start in 2006.

To develop analogous therapies for the male index patients, an animal model is needed to screen new therapies. Our collaborators at the University of Cincinnati have received funding from the U.S. National Institutes of Health to develop an animal model. We currently estimate that this model may be completed by mid-2006.

Aging. A study at McMaster University in Canada among 28 healthy subjects over age 65 analyzed the effect of AV-02 on muscle strength in the elderly over a 14-week period. The study led by Dr. Mark Tarnopolsky and published in January

2003, found that AV-02 supplementation added to the exercise program enhanced muscle mass and generated increases in isometric muscle strength. In September 2003, Dr. Tarnopolsky began a larger scale study among 80 healthy elderly persons aged 65-85, which also examined the effect of AV-02 on muscle strength. The last patient in this is Phase II study was seen in August 2005.

Orphan Drugs to treat DMD. Dr. Mark Tarnopolsky at McMaster University conducted this study to determine whether AV-02 supplementation will increase strength and fat-free mass in boys with DMD. Thirty boys with DMD (half of whom were taking corticosteroids (a category of anti-inflammatory medicines) completed a double-blind, randomized, cross-over trial. The results showed that four months of AV-02 supplementation led to increases in fat-free mass and hand-grip strength in the dominant hand and a reduction in a marker of bone breakdown and was well tolerated. The beneficial effects of AV-02 occurring independently of corticosteroid therapy are important for two reasons: First, some physicians and families are reluctant to place children on corticosteroids due to the known side effects and until now there were no proven alternative adjunctive therapies. Second, the fact that AV-02 had an effect in children who were already deriving the known benefits of corticosteroid therapy in DMD suggests that AV-02 may generate an additive effect. A Phase II/III study is in the planning stage to evaluate a combination therapy for patients with DMD.

Medical Foods for Early Stage Neurodegenerative Diseases

Medical foods are defined as nutritional food products for individuals whose specific nutritional requirements cannot be met with conventional diets. These individuals typically suffer from diseases or conditions that can be mitigated by high levels of specific nutrients. Unlike dietary supplements, medical foods must be administered under the supervision of a physician and used for a particular disease or dietary condition. Under applicable laws and regulations, medical foods are the only non-drug products legally permitted to make disease-specific claims. On the other hand, medical foods are exempt from the nutrition information labeling requirements that are applicable to other foods.

Our studies have shown that substrates of the CK system can enhance energy production in degenerating cells and slow down neuro-degeneration. We have developed medical foods for patients with neuro-degenerative diseases such as Alzheimer’s and Parkinson’s. We may in the future elect to submit the products for clinical trials. If the trial results are positive and substantiate our medical claims, we will seek to commercialize the products through licensing to, or entering into strategic partnerships with, third parties whom we expect will be primarily responsible for marketing and distributing the products.

Proprietary Rights

We believe it is important that our products receive patent protection or orphan drug status or have other factors that limit potential competition. When available and appropriate, we will seek orphan drug status to enhance or provide proprietary protection to a product. A drug that has orphan drug designation and which is the first product to receive marketing approval for its product claim, indication or application, receives orphan drug status and is entitled to a seven-year exclusive marketing period in the United States for that product claim and a ten-year exclusive period in Europe for that product claim, indication or application, subject to certain limitations. Applications for orphan drug designation will be made when and where appropriate and available for any additional indications or products that may be licensed in the future.

Orphan drug protection is available in Japan and the European Union under requirements similar to those in the United States. An important distinction in the European Union is the ten-year period of marketing exclusivity for products designated as orphan drugs, compared to seven years of exclusivity in the United States. The period of exclusivity in the European Union also begins upon marketing approval.

Patents

We own, solely or jointly, rights in nine issued U.S. patents and an additional nine pending patent applications in the United States, with eleven corresponding issued patents and approximately twelve corresponding patent applications in foreign countries. In cases where we own patents or patent applications jointly with a third party, the third party co-owner has granted Avicena an exclusive worldwide, royalty-bearing license to its rights under the jointly owned patents. The following chart summarizes our portfolio of issued U.S. Patents. Pending patent applications are excluded from the chart.

Serial No. / Patent No.	Title	Filing Date Issue Date	Ownership
07/610,418 5,324,731	Method of Inhibiting Transformation Growth and Metastasis of Cells in which Purine Metabolic Enzyme Activity is Elevated	11/07/90 06/28/94	Avicena Group, Inc.

07/812,561 5,321,030	Creatine Analogs having Antiviral Activity	12/20/91 06/14/94	Avicena Group, Inc.

08/185,438 5,676,978	Methods of Inhibiting Undesirable Cell Growth Using a Combination of a Cyclocreatine Compound and a Hyperplastic Inhibitory Agent	01/21/94 10/14/97	Avicena Group, Inc. Dana-Farber Cancer Institute

08/736,967 5,998,457	Use of Creatine Analogues and Creatine Kinase Modulators for the Prevention and Treatment of Obesity and its Related Disorders	10/25/96 12/07/99	Avicena Group, Inc.

08/853,174 6,706,764 B2	Use of Creatine or Creatine Analogues for the Treatment of Disease of the Nervous System	05/07/97 03/16/04	Avicena Group, Inc. The General Hospital Corp.

08/914,887 6,075,031	Use of Creatine Analogues and Creatine Kinase Modulators for the Prevention and Treatment of Glucose Metabolic Disorders	08/19/97 06/13/00	Avicena Group, Inc. Dana-Farber Cancer Institute

09/316,489 6,169,115 B1	Use of Aminoguanidine or Aminoguanidine Analogs for the Treatment of Diseases of the Nervous System	05/21/99 01/02/01	Avicena Group, Inc.

09/316,918 6,288,124 B1	Methods of Inhibiting Undesirable Cell Growth Using an Aminoguanidine Compound	05/21/99 09/11/01	Avicena Group, Inc.

09/344,427 6,242,491 B1	Use of Creatine or Creatine Compounds for Skin Preservation	06/25/99 06/05/01	Avicena Group, Inc.

In the future, we may explore potential non-orphan drugs addressing oncology, glucose metabolic disorders, obesity and certain opthamological conditions, for which we have some patent coverage.

Our international patent strategy is to pursue patents in key developed health care markets including Canada, Europe, Japan and Australia. We evaluate the desirability of registering approved patents or other forms of protection for our products in individual foreign markets based on the expected costs and relative benefits of attaining such protection.

Trademarks

We also protect our intellectual property rights by marketing our products under the registered trademarks NEOtine and Avicena. We have applied for federal trademark registration for our trademark PURE ENERGY.

General

We cannot guaranty or otherwise assure investors that our pending patent applications will result in issued patents, that any of its issued patents will afford protection against a competitor, or that any patents issued or licensed to us could not be challenged, invalidated or circumvented by others. Further, the patent position of biotechnology firms generally is highly uncertain throughout the world, involving complex legal and factual questions. Since patent applications in the United States are maintained in secrecy for a period of time after their filing, and since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months or even years, we cannot be certain that others have not filed patent applications directed toward inventions covered by our pending patent applications or that we were the first to file patent applications on such inventions. We also cannot assure you that any application of our technologies will not infringe patents or proprietary rights of others or that if we need licenses of proprietary rights of others, we will be able to obtain those licenses on reasonable terms. Furthermore, it is also possible that other parties may challenge the validity or enforceability of any patent owned or licensed by us, and such challenges may be successful or we may lack financial resources to defend against any such challenge. We do not know the extent to which Avicena or our licensees may be required to obtain licenses under other proprietary rights, or the cost and the availability of such licenses.

Patent litigation is widespread in the biotechnology industry. Third parties may bring legal actions against us for patent infringement. If we become involved in such litigation, it could consume a substantial portion of our resources. We also may lack the financial resources to defend its patents against infringements by others.

We believe that obtaining foreign patents may be more difficult than obtaining domestic patents because of differences in U.S. and foreign patent laws. In addition, foreign patents, if obtained, may not provide the level of protection provided by domestic patents.

Our success depends, in large part, on our ability to obtain patents, maintain trade secrets and operate without infringing on the proprietary rights of third parties. If patents do not issue from present or future patent applications, we will likely be subject to greater competition. We also rely upon unpatented proprietary technology, and in the future may determine in some cases that our interest would be better served by reliance on trade secrets or confidentiality agreements rather than patents. In such circumstances, we cannot assure investors that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to such proprietary technologies or disclose such technologies or that we will be able to meaningfully protect our rights in such unpatented proprietary technologies.

We require each of our employees, consultants, and advisors to execute a confidentiality agreement and an invention agreement upon the commencement of an employment or consulting relationship with us. The employee agreements generally provide that all inventions conceived by the individual and all confidential or proprietary technology, including information and materials, developed or made known to the individual during the term of the relationship shall be our exclusive property, and shall be kept confidential and not disclosed to third parties except under specified circumstances. The term of ownership of inventions by consultants and advisors varies depending primarily upon the policies of the academic and other institutions with which the consultants and advisors are associated.

We have entered into nondisclosure agreements that are intended to protect our confidential information delivered to third parties for research or other purposes. However, it is possible that these agreements may not provide total protection of our confidential or proprietary technology in the case of unauthorized use or disclosure. Even without unauthorized access to our confidential or proprietary technology, third parties may independently develop substantially equivalent proprietary technology. In addition, to the extent that strategic partners or consultants apply technological information developed independently by them or others to our projects or apply our technology to other projects, disputes may arise as to the ownership of proprietary rights to such technology.

Current Products

Cosmeceuticals

There is strong scientific evidence that skin cells work in ways similar to neuronal cells. As in neuronal cells, when substrates of creatine kinase (chemical components of the CK system) enter skin cells, they enhance cellular energy, prolong survival and extend viability. In dermatological applications, these substrates help skin cells resist damage from ultraviolet radiation, hold moisture, remain supple, and increase rates of cell renewal. These processes have applications in anti-aging and wound treatment products.

We have developed a number of cosmetic ingredients that can modulate the cellular energy metabolism of the skin. We have been supplying ingredients to EL for its prestige skin care and hair care lines since 2001. In May 2003, Bumble and Bumble, a range of salon-based hair care products from EL, formulated our cosmeceuticals ingredient into five of its prestige hair care lines. We are currently dependent upon EL for substantially all of our current revenue.

We have applied for federal trademark registration for our trademark PURE ENERGY to refer to several cellular energy-enhancing additives for cosmetics, consisting of blends of several creatine salts and analogs of creatine and other energy-modulating molecules. Because they consist of more than creatine alone, we refer to these products as “second-generation” additives. We are in discussion with several cosmetic companies and international distributors of specialty cosmetic ingredients regarding worldwide distribution of our creatine formulations for inclusion in skin care applications.

Nutraceuticals

Dietary Supplements. Using our proprietary rights and data from our clinical program, we are collaborating with Sigma-Tau HealthScience to develop a series of dietary supplements based on compounds known to increase energy to brain cells. These supplements are intended as prophylactic treatments targeted to individuals concerned about age-related mental deterioration and enhancing energy.

Our first dietary supplement is NEOtine. We offer this product via our website. NEOtine provides a daily dose of 5 grams of high-purity creatine monohydrate, and is available in powdered drink sachets. Although the product is not yet advertised, it has developed a small but growing customer basis consisting largely of patients with ALS who have heard about the product from their physicians, from associations such as the ALS Association or the Muscular Dystrophy Association, from patient websites and bulletin boards, from our public relations efforts or from participating in our trials.

Manufacturing

Degussa A.G., Sigma-Tau HealthScience and Finzelberg GmbH & Co. KG manufacture our current cosmeceutical and pharmaceutical raw materials for us. We repackage all cosmeceutical raw materials at our fulfillment house, Prolog Logistics in San Diego. NEOtine and all the products involved in our clinical programs are compounded by Deseret Labs under Food or Drug Good Manufacturing Practice (GMP) conditions, depending on the application. These are then packaged by APC Industries into single dose form under Food or Drug GMP conditions, depending on the application. The finished products, NEOtine or products for clinical use, are stored at Prolog Logistics. Under our agreement with Degussa A.G., we agree to purchase a set amount of creatine from Degussa A.G. for a set price.

Marketing

Given our current focus on clinical research and the development and protection of intellectual property, we have conducted only modest company and product marketing efforts to date. Our key marketing strategy has been to build awareness of and positive interest in Avicena among the scientific and biotech communities, strategic alliance partners, leading hospital and university research centers, national patient and research advocacy organizations, scientific opinion leaders, and health-involved consumers. Our secondary marketing objective has been to establish the business potential of our products, where possible, to demonstrate in-market proof of concept, such as for NEOtine and cosmeceutical ingredients, and thereby to increase their licensing or acquisition potential. We have implemented this strategy with NEOtine.

We issue press releases as a cost-effective means to communicate significant news and build awareness among our key constituencies. We have selectively sponsored ALS-related charity events to create positive awareness of the Company and build relationships with advocacy organizations. We launched our website, www.avicenagroup.com, in July 2000 with a focus on our research in neurology. The website also provides company background, news, research, and an online store for NEOtine. We have supported and participated in selected research conferences and trade shows as an additional way of creating awareness and building relationships among key audiences.

Competition

We currently compete on the basis of our patent protection, as well as our trademarks and the quality of our formulations. If we obtain orphan drug designation for any of our products, such designation will provide exclusivity as well. Competition in the pharmaceutical industry is intense. In our efforts to discover and develop new pharmaceuticals and over-the-counter health and dietary products, we compete against a large number of companies, including large multinational pharmaceutical companies and other biotechnology companies that are actively engaged in similar discovery and development efforts. All the large multinational pharmaceutical companies and virtually all of the other biotechnology companies have substantially greater financial and other resources, more extensive experience in conducting clinical testing and obtaining regulatory approvals for their products, substantially larger research, development and marketing staffs and greater production capabilities than we do.

Government Regulation

Governmental authorities in the United States and other countries extensively regulate the research, development, testing, manufacture, labeling, promotion, advertising, distribution, and marketing, among other things, of our products. In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act and its implementing regulations. Failure to comply with the applicable U.S. requirements may subject us to administrative or judicial sanctions, such as FDA refusal to approve pending new drug applications, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, and/or criminal prosecution. Please see “Risk Factors—Risks Related to Regulatory Approval of Our Product Candidates” for additional discussion of risks related to regulatory compliance.

Drug Approval Process

No drug may be marketed in the U.S. until the drug has received FDA approval. The steps required before a drug may be marketed in the U.S. include:

1.	pre-clinical laboratory tests, animal studies, and formulation studies;

2.	submission to the FDA of an Investigational New Drug application (IND) for human clinical testing, which must become effective before human clinical trials may begin;

3.	adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug for each indication;

4.	submission to the FDA of a New Drug Application (NDA);

5.	satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with cGMP established by the FDA;

6.	FDA review and approval of the NDA; and

7.	FDA review and approval of a trademark used in connection with a pharmaceutical.

Pre-clinical tests include laboratory evaluation of product chemistry, toxicity, and formulation, as well as animal studies. The results of the pre-clinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND, which must become effective before human clinical trials may begin. An IND will automatically become effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions about issues such as the conduct of the trials as outlined in the IND. In such a case, the IND sponsor and the FDA must resolve any outstanding FDA concerns or questions before clinical trials can proceed. There is no certainty that submission of an IND will result in the FDA allowing clinical trials to begin.

Clinical trials involve the administration of the investigational drug to human subjects under the supervision of qualified investigators. Clinical trials are conducted under protocols detailing the objectives of the study, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND.

Clinical trials typically are conducted in three sequential phases, but the phases may overlap or be combined. Each trial must be reviewed and approved by an independent Institutional Review Board before it can begin. Study subjects must sign an informed consent form before participating in a clinical trial. Phase I usually involves the initial introduction of the investigational drug into people to evaluate its safety, dosage tolerance, pharmacodynamics, and, if possible, to gain an early indication of its effectiveness. Phase II usually involves trials in a limited patient population to (i) evaluate dosage tolerance and appropriate dosage; (ii) identify possible adverse effects and safety risks; and (iii) evaluate preliminarily the efficacy of the drug for specific indications. Phase III trials usually further evaluate clinical efficacy and test further for safety by using the drug in its final form in an expanded patient population. There is no assurance that these trials will be completed within a specified period of time, if at all.

Assuming successful completion of the required clinical testing, the results of the pre-clinical studies and of the clinical studies, together with other detailed information, including information on the manufacture and composition of the drug, are submitted to the FDA in the form of an NDA requesting approval to market the product for one or more indications. Before approving an NDA, the FDA usually will inspect the facility or the facilities at which the drug is manufactured, and will not approve the product unless cGMP compliance is satisfactory. If the FDA evaluates the NDA and the manufacturing facilities as acceptable, the FDA will issue an approval letter. If the FDA evaluates the NDA submission or manufacturing facilities as not acceptable, the FDA will outline the deficiencies in the submission and often will request additional testing or information. Even if an applicant submits the requested additional information, the FDA ultimately may decide that the NDA does not satisfy the regulatory criteria for approval. The testing and approval process requires substantial time, effort, and financial resources, and there is no assurance that any approval will be granted on a timely basis, if at all. After approval, certain changes to the approved product, such as adding new indications, manufacturing changes, or additional labeling claims are subject to further FDA review and approval.

Post-Approval Requirements

If the FDA approves of one or more of our products, we will be required to comply with a number of post-approval requirements. For example, holders of an approved NDA are required to report certain adverse reactions to the FDA and to comply with certain requirements concerning advertising and promotional labeling for their products. Also, quality control and manufacturing procedures must continue to conform to cGMP after approval, and the FDA periodically inspects manufacturing facilities to assess compliance with cGMP. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance. In addition, discovery of problems with a product after approval may result in restrictions on a product, manufacturer, or holder of an approved NDA, including withdrawal of the product from the market. Also, new government requirements may be established that could delay or prevent regulatory approval of our products under development.

FDA “Orphan Drug” Designation

The FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition, which generally is a disease or condition that affects fewer than 200,000 individuals in the United States. Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the FDA publicly discloses the identity of the therapeutic agent and its potential orphan use. Orphan drug designation does not convey an advantage in, or shorten the duration of, the regulatory review and approval process. If a product which has an orphan drug designation subsequently receives the first FDA approval for the indication for which it has such designation, the product is entitled to orphan exclusivity, meaning that the FDA may not approve any other applications to market the same drug for the same indication, except in certain very limited circumstances, for a period of seven years. However, orphan drug status does not protect against another formulation or drug of materially different composition from being approved, with or without orphan drug status, for the same indication. Further, even if the FDA approves an NDA for a drug with orphan drug designation, the FDA may still approve the same drug for a different indication, or a molecular variation of he same drug for the same indication. In addition, the FDA does not restrict doctors from prescribing an approved drug for uses not approved by the FDA for that drug. As well, orphan drugs usually receive ten years of marketing exclusivity in the European Union.

Non-United States Regulation

Before our products can be marketed outside of the United States, they are subject to regulatory approval similar to that required in the United States, although the requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country. No action can be taken to market any product in a country until the regulatory authorities in that country have approved an appropriate application. The current approval process varies from country to country, and the time spent in gaining approval varies from that required for FDA approval. In certain countries, the sales price of a product must also be approved. The pricing review period often begins after market approval is granted. Even if a regulatory authority approves a product, it is possible that satisfactory prices will not be approved for such product.

Employees

As of November 7, 2005, we had four full-time employees and three part-time employees, of whom four are involved in product development and three in operations. None of our employees is represented by a labor union. We consider our employee relations to be good.

Properties

Our executive offices consist of 1,500 square feet of office space located in at 228 Hamilton Avenue in Palo Alto, California. We lease the space for $7,370 per month under a lease agreement which currently expires on December 31, 2005. Certain of our consultants also use office space maintained in Cambridge, Massachusetts, which space is leased to WorldCare Limited, a company affiliated with our chairman, Nasser Menhall. WorldCare does not charge us for the use of such space.

Legal Proceedings

We are not currently a party to any legal proceedings.

MANAGEMENT

Directors, Executive Officers and Key Employees

The following table sets forth certain information regarding our directors, executive officers and key employees as of August 31, 2005:

Name	Age	Position(s)
Belinda Tsao Nivaggioli	38	Chief Executive Officer and Director

D. Wayne Peters	61	Chief Financial Officer

Nasser Menhall	49	Chairman of the Board of Directors

Leslie S. T. Fang	59	Director, Chairman of our Scientific Advisory Board and Chief Scientific Officer

Joseph P. Galda	45	Director

Andrew Gertler	45	Director

Paul Schimmel	65	Director

Bolko zu Stolberg	46	Vice President of Marketing & Business Strategy

Maisie Wong-Paredes	41	Director of Marketing & Business Development

Directors and Executive Officers

Belinda Tsao Nivaggioli became our Chief Executive Officer in January 2005. Dr. Nivaggioli had served as our Chief Operating Officer commencing January 2002 and as our Vice President of Operations from November 1999. Dr. Nivaggioli was a non-voting member of our Board of Directors from 1999 to 2004, and has been a voting member since 2005. Dr. Nivaggioli holds an A.B., with honors, in chemistry from Oberlin College, M.Sc. and Ph.D. degrees in bioorganic chemistry from the University of Toronto, and completed post-doctoral work at MIT.

D. Wayne Peters, functioning through Entrepreneurial Resources Group (ERG), a professional business advisory firm of which Mr. Peters serves as Executive Vice President, became our Chief Financial Officer in February 2005. Mr. Peters serves on a part-time basis, averaging fifteen to twenty hours per week on Avicena matters, except as otherwise needed. Mr. Peters works on a full-time basis as Vice President of Finance of Eye Centers of Florida (ECOF), a provider of eye care in Southwest Florida. Mr. Peters joined ECOF in June 2005. Prior to February 2005, Mr. Peters served as our Interim Chief Financial Officer on a consulting basis, also through ERG, since April 2002. Beginning in August 2000, Mr. Peters, acting through ERG, has also served as Chief Financial Officer of WorldCare Limited, which company is affiliated with Nasser Menhall, the Chairman of our Board of Directors. Prior to serving as CFO of WorldCare, Mr. Peters served as a business consultant to WorldCare, since March 2000. Mr. Peters holds a B.S. degree from Bowdoin College, a M.S. in finance from Bentley College, a M.B.A. in accounting from Northeastern University and is a licensed C.P.A. Mr. Peters has informed the Company of his decision to retire after the closing of the AVN Merger and after the Company identifies and engages a suitable successor. The Company has identified and contacted several candidates to succeed Mr. Peters as C.F.O. and expects to complete its search this fall.

Nasser Menhall has been the Chairman of our Board of Directors since 1998, and served as our Chief Executive Officer from January 2000 until December 2004. For over ten years, Mr. Menhall has also served as the Chief Executive of WorldCare Limited. Mr. Menhall holds a B.A. in economics from the University of Chicago and a M.B.A. from Harvard Business School.

Leslie S. T. Fang has been a director since October 2001, has been the chairman of our Scientific Advisory Board since February 2004 and has served as our Chief Scientific Officer since January 2005. Dr. Fang advises us on a part-time basis, generally spending less than five hours per week on Avicena matters, except as otherwise needed at our request. Since July 1987, Dr. Fang, who is board certified in internal medicine and nephrology, has operated a private practice in internal medicine and nephrology out of Massachusetts General Hospital. Dr. Fang works full time for his private medical practice. Dr. Fang received a Ph.D. in physiology and biophysics from the University of Illinois and a M.D. from Harvard Medical School.

Joseph P. Galda was appointed as director in February 2005 pursuant to an agreement between AVN Acquisition Corp. and Avicena. Mr. Galda has served as the President of Corsair Advisors, Inc., a strategic consulting firm, starting in

November 2004. From December 2000 until October 2004, Mr. Galda was a General Partner of the law firm of Hodgson Russ LLP, where he specialized in cross-border financing and merger and acquisitions. Before he joined Hodgson Russ, Mr. Galda was a shareholder in the Philadelphia office of Buchanan Ingersoll, PC, a law firm, for over eight years. Mr. Galda holds a B.A., with honors, in economics and a J.D., with honors, both from Rutgers University.

Andrew Gertler was appointed as director in February 2005 pursuant to an agreement between AVN Acquisition Corp. and Avicena. Mr. Gertler is the Chairman and Chief Executive Officer of Neutron Enterprises, a digital signage firm, which he joined in August 2004. From April 2001 until April 2004, Mr. Gertler served as the Managing Director of Gestion Jean-Paul Auclair Inc., a private equity firm. Prior to joining Gestion JPA, Mr. Gertler served as the Senior Vice President of Hudson Advisors Canada, an asset management firm, which he joined in April 1997. Since August 2004, Mr. Gertler has also served as director of ProMetic Life Science, Inc., a biopharmaceutical company. Mr. Gertler holds a B.A. in communications from McGill University and a M.B.A. from the Richard Ivey School of Business at the University of Western Ontario.

Paul Schimmel has been a director since August 1999. Dr. Schimmel is the Ernest and Jean Hahn Professor at the Skaggs Institute for Chemical Biology at The Scripps Research Institute, which he joined in 1997. From 1967 to 1997, Dr. Schimmel was professor of biochemistry and biophysics at Massachusetts Institute of Technology, most recently holding the John D. and Catherine T. MacArthur chair. Dr. Schimmel received his Ph.D. from MIT and completed post-doctoral work at Stanford University.

Key Employees

Bolko zu Stolberg became our Vice President of Marketing and Business Strategy in November 2004. Prior to joining Avicena, he worked as a self-employed marketing and strategy consultant from December 2001. From June 2001 until November 2001, Mr. zu Stolberg served as the Vice President of Marketing for My TradeIn. com, an online retailer, before which he had served as a Group Business Manager for the consumer products manufacturer and retailer, The Gillette Company for approximately ten years. Mr. zu Stolberg holds a B.A. in communications and an M.B.A., with honors, both from San Jose State University.

Maisie Wong-Paredes became our Director of Marketing and Business Development in January 2005. From November 2003 to January 2005, through Wong-Paredes Consulting, a sole proprietorship, Ms. Wong-Paredes provided marketing consulting to pharmaceutical companies in the Bay Area. From August 2002 until November 2003, Ms. Wong-Paredes served as the Director of Marketing and Program Management of pharmaceutical company Oculex Pharmaceuticals, Inc. From June 2000 to August 2002, Ms. Wong-Paredes was a product development and marketing consultant. From October 1998 until May 2000, Ms. Wong-Paredes served as the Director of Product Development of oral health company Oral-B Laboratories. Ms. Wong-Paredes holds a B.S. in consumer food science from the University of California-Davis and a M.B.A. from Pepperdine University.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our bylaws. Our officers are appointed by our Board of Directors and hold office until the officer dies or resigns or the Board elects a successor or removes the officer.

Director Compensation

In compensation for his or her services as a director, each non-employee director (excluding Leslie Fang, our Chief Scientific Officer, with whom we have a separate agreement) receives 42,000 options to purchase our common stock annually, which options become exercisable quarterly, in arrears.

In March 2005, we entered into a Consulting Agreement with Leslie Fang to govern Dr. Fang’s services as our Chief Scientific Officer and Chairman of our Scientific Advisory Board. The Agreement provides for a one-time grant of 500,000 restricted shares of common stock, vesting over three years.

Executive Compensation

Summary Compensation Table

The following summary compensation table sets forth information concerning compensation for services rendered in all capacities during 2004 awarded to, earned by or paid to each of our Executive Officers.

	Annual Compensation	Long-Term Compensation Awards
Name and Principal Position*	Salary	Securities Underlying Options
Nasser Menhall, Chief Executive Officer*	$—	175,000
Belinda Tsao Nivaggioli, Chief Operating Officer	$174,000	147,000

*	Nassel Menhall served as our Chief Executive Officer in 2004. In January 2005, Belinda Tsao Nivaggioli, who was our Chief Operating Officer in 2004, became our Chief Executive Officer. D. Wayne Peters, our Interim Chief Financial Officer in 2004, provided his services as an independent contractor through his firm, ERG. See “Certain Relationships and Related Transactions.”

Option Grants in 2004

The table below sets forth information concerning the grant of options to our Executive Officers during 2004.

Name	Number of shares underlying options granted	Percent of total options granted to employees in 2004	Exercise price per share	Expiration date
Nasser Menhall	175,000	0%	$.07	5/1/14
Belinda Tsao Nivaggioli	147,000	72%	$.07	5/1/14

2004 Year-End Option Values

The following table sets forth, as of December 31, 2004, the value of the unexercised options held by each of our Executive Officers. We calculated these values on the assumption that the price per share paid in the AVN Merger ($0.143) reflected the fair market value of our common stock on December 31, 2004. (All of the options referred to in the table were exercisable on such date.)

Name	Number of securities underlying unexercised options	Value of unexercised in-the- money options
Nasser Menhall	658,000	$47,000
Belinda Tsao Nivaggioli	526,400	$37,600

Employment Agreements

In March 2005, we entered into an Employment Agreement with Belinda Tsao Nivaggioli to cover her services as Chief Executive Officer. The Agreement with Ms. Nivaggioli provides for an annual salary of $250,000 and a one-time grant of 2,200,000 shares of restricted common stock.

Restricted Stock Agreements

On February 9, 2005, we entered into restricted stock agreements with Belinda Tsao Nivaggioli for her services as Chief Executive Officer and Nasser Menhall for his services as Chairman of our Board of Directors. The restricted stock agreement with Ms. Nivaggioli grants her 2,200,000 shares of restricted stock. Fifty percent of those shares become vested on February 9, 2006, and an additional twenty-five percent of the shares become vested on each of February 9, 2007 and February 9, 2008, so long as we continue to employ Ms. Nivaggioli on each such date. The restricted stock agreement with Mr. Menhall grants him 722,856 shares of restricted stock. Fifty percent of those shares become vested on February 9, 2006, and an additional twenty-five percent of the shares become vested on each of February 9, 2007 and February 9, 2008, so long as Mr. Menhall continues to provide us services on each such date.

On March 9, 2005, we entered into restricted stock agreements with Belinda Tsao Nivaggioli for her services as Chief Executive Officer and Nasser Menhall for his services as Chairman of our Board of Directors. The restricted stock agreement with Ms. Nivaggioli grants her 50,000 shares of restricted stock. One hundred percent of those shares become vested on July 31, 2006, so long as we continue to employ Ms. Nivaggioli on such date. The restricted stock agreement with Mr. Menhall grants him 75,000 shares of restricted stock. One hundred percent of those shares become vested on July 31, 2006, so long as Mr. Menhall continues to provide us services on such date.

Stock Incentive Plan

The 1999 Stock Incentive Plan was adopted by our Board of Directors and approved by our stockholders in September 1999. The purpose of the 1999 Plan is to advance the interests and enhance the value of our company by:

•	aligning the economic interests of our employees, consultants, non-employee directors and advisors with those of our stockholders;

•	inducing individuals of outstanding ability and potential to join and/or remain with us; and

•	providing employees, consultants, non-employee directors and advisors with an additional incentive to contribute to our success.

Our 1999 Plan permits grants of incentive stock options, as defined by Section 422 of the Code, and non-qualified stock options. Our 1999 Plan also permits grant of shares of common stock, subject to our right to repurchase all or some of the shares at their issue price or other stated or formula price in the event that conditions specified by the Board in the award are not satisfied prior to the end of the restriction period established by the Board. As of November 7, 2005, 3,750,000 shares remain available for future grants under the 1999 Plan.

The 1999 Plan is administered by the Board or a committee designated by the Board. The Board has discretion as to which employees, consultants, non-employee directors and advisors will receive awards. The Board also establishes the terms, conditions and limitations of each award, including the number of shares of common stock underlying each option, the exercise price and the date or dates upon which the option vests and becomes exercisable. The Board determines the effect of a participant’s disability, death, retirement, authorized leave of absence or other change in the employment or other status on an award and the extent to which the participant, the participant’s legal representative, conservator, guardian or designated beneficiary may exercise rights under the award. Except as otherwise determined by the committee, all awards are nontransferable. The Board also has full power to construe and interpret the 1999 Plan and the awards granted under the 1999 Plan, to establish rules and regulations necessary or advisable for its administration, and to determine the terms of and amend the award agreements evidencing the grants.

The Board may amend the 1999 Plan in any respect (other than the number of shares reserved for issuance under the Plan).

The Board may terminate the 1999 Plan at any time. However, no termination or amendment will affect the rights of participants under options previously granted without the participant’s consent. Unless previously terminated, the 1999 Plan will terminate on September 7, 2009, and no options will be granted after that date.

The following table sets forth, as of December 31, 2004, information concerning shares authorized for issuance under the 1999 Plan:

	Number of securities to be issued upon exercise of outstanding options and warrants	Weighted- average exercise price of outstanding options and warrants	Number of securities remaining available for future issuance under the 1999 Plan (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders*	3,946,831	$0.053	1,303,614

*	All Avicena’s equity compensation plans have been approved by stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In March 2002, we entered into a Series C Financial Advisory Agreement with H.K. Properties Limited, an investment advisory firm not located in the U.S. and not registered with the U.S. Securities and Exchange Commission, of which our director Nasser Menhall is a director and minority stockholder. Pursuant to the agreement, H.K. earned a 10% commission on shares of Series C Preferred Stock Avicena sold to investors identified by H.K. and we issued to H.K. or persons designated by it a warrant to purchase one share of our common stock for each share sold, up to a limit of 5,600,000 shares of common stock, at an exercise price of $.05 per share. H.K. earned $33,333 for its financial advisory services in 2003 and $10,000 in 2004. H.K. subsequently applied these amounts to the purchase of stock and the exercise of other warrants. In 2004, we issued warrants to purchase 240,800 shares of our common stock to H.K. and its designees. The agreement terminated per its terms on March 11, 2005.

During 2003 and 2004, D. Wayne Peters served as our Interim Chief Financial Officer through his firm, ERG. We paid ERG on an hourly basis for such services. Our payments to ERG for the services of Mr. Peters and other ERG consultants totaled $37,280 in 2003 and $32,200 in 2004. In March 2005, we entered into a Services Agreement with ERG, under which Mr. Peters will provide consulting and accounting services, and serve as our Chief Financial Officer. The Services Agreement provides for Avicena to compensate ERG at a rate of $10,000 per month.

In August 2004, we sold our Chairman Nasser Menhall 142,800 shares of Series C Preferred Stock and warrants to purchase 142,800 shares of common stock (exercisable for $0.01) for a total purchase price of $102,000.

In February 2005, we entered into restricted stock agreements with Belinda Tsao Nivaggioli for her services as Chief Executive Officer and Nasser Menhall for his services as Chairman of our Board of Directors. The restricted stock agreement with Ms. Nivaggioli grants her 2,200,000 shares of restricted stock. Fifty percent of those shares become vested in February 2006, and an additional twenty-five percent of the shares become vested in each of February 2007, and February 2008, so long as we continue to employ Ms. Nivaggioli at such time. The restricted stock agreement with Mr. Menhall grants him 722,856 shares of restricted stock. Fifty percent of those shares become vested in February 2006, and an additional twenty-five percent of the shares become vested in each of February 2007, and February 2008, so long as Mr. Menhall continues to provide us services at such time.

Subject to consummation of our merger with AVN, in February 2005, we issued Kevin Waltzer 3,000,000 shares of common stock in compensation for services he provided in the structuring of the AVN Merger, as a result of which Mr. Waltzer became the owner of more than 5% of our common stock.

In February and March 2005, we borrowed a total of $500,000 from AVN to fund our operations and the costs associated with the transactions with AVN, including the preparation of this prospectus. Interest accrues on the principal amount of the loan at a rate of eight percent per annum. All amounts of principal and interest due under this loan will be canceled as a matter of law when we complete the AVN Merger.

In March 2005, we entered into an Employment Agreement with Belinda Tsao Nivaggioli to cover her services as Chief Executive Officer. The Agreement with Ms. Nivaggioli provides for an annual salary of $250,000 and a one-time grant of 2,200,000 shares of restricted common stock.

In March 2005, we entered into restricted stock agreements with Belinda Tsao Nivaggioli for her services as Chief Executive Officer and Nasser Menhall for his services as Chairman of our Board of Directors. The restricted stock agreement with Ms. Nivaggioli grants her 50,000 shares of restricted stock. One hundred percent of those shares become vested in July 2006, so long as we continue to employ Ms. Nivaggioli at such time. The restricted stock agreement with Mr. Menhall grants him 75,000 shares of restricted stock. One hundred percent of those shares become vested in July 2006, so long as Mr. Menhall continues to provide us services at such time.

In March 2005, we entered into a Consulting Agreement with Leslie Fang to govern Dr. Fang’s services as our Chief Scientific Officer and Chairman of our Scientific Advisory Board. The Agreement provides for a one-time grant of 500,000 restricted shares of common stock, vesting over three years.

In March and April 2005, we paid Corsair Advisors, Inc., a strategic consulting firm of which our director Joseph P. Galda is President, a total of $25,000 in compensation for financial advisory services provided in the structuring of the AVN Merger.

In July 2005, we borrowed $150,000 from 401 Capital Partners Inc., one of the selling stockholders. Interest accrues on the principal amount of the loan at a rate of six percent per annum. The loan is due and payable upon demand. In October 2005, 401 Capital Partners Inc. contributed the note representing the loan to AVN. The principal amount of this note will be cancelled as a matter of law when we complete the AVN Merger.

In August 2005, we borrowed $75,000 from Wael El Bahey. Mr. El Bahey is the majority stockholder of H.K. Properties Limited, an investment advisory firm not located in the U.S. and not registered with the U.S. Securities and Exchange Commission, of which our director Nasser Menhall is a director and minority stockholder. The loan is due the earlier of February 23, 2006, or the date the AVN Merger closes. Interest does not accrue until the loan becomes due. However, once due, interest accrues on the principal amount at the rate of eight percent per annum.

In September 2005, we borrowed $50,000 from our Chairman Nasser Menhall. The loan is due the earlier of April 3, 2006, or the date the AVN Merger closes. Interest does not accrue until the loan becomes due. However, once due, interest accrues on the principal amount at the rate of eight percent per annum.

In October 2005, in connection with the AVN Merger, we entered into an escrow agreement with LaSalle Bank National Association, which will serve as escrow agent for the merger. Under the agreement, AVN’s cash assets of $2,000,000 have been placed in escrow and will be distributed to us upon the closing of the AVN Merger. We are paying the $2,000 escrow administration fee of LaSalle Bank National Association.

In October 2005, we borrowed $350,000 from AVN to fund our operations and the costs associated with the transactions with AVN. Interest accrues on the principal amount of the loan at a rate of eight percent per annum. All amounts of principal and interest due under this loan will be canceled as a matter of law when we complete the AVN Merger.

PRINCIPAL STOCKHOLDERS

The following table provides certain information regarding the ownership of our common stock, as of November 7, 2005, by:

•	each of our executive officers;

•	each director;

•	each person known to us to own more than 5% of our outstanding common stock; and

•	all of our executive officers and directors and as a group.

As of November 7, 2005, we had 51,082,616 shares of common stock outstanding. Except as indicated in footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of common stock indicated below. Except where noted, the address of all listed beneficial owners is in care of our office at 228 Hamilton Avenue, Third Floor, Palo Alto, CA 94301.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent(%)
Belinda Tsao Nivaggioli	3,000,961	5.9
D. Wayne Peters	50,400	*
Nasser Menhall(1)	1,254,016	2.5
Leslie S. T. Fang	689,000	1.3
Joseph P. Galda(2)(3)	81,500	*
Andrew M. Gertler(2)(3)	81,500	*
Paul Schimmel	1,205,242	2.4
Kevin Waltzer	4,197,000	8.2
All directors and executive officers as a group (7 persons)	6,362,619	12.5

*	Indicates less than 1.0%

(1)	Does not include 2,476,071 shares beneficially owned by H.K. Properties, as to which Mr. Menhall disclaims beneficial ownership.

(2)	Indicates holders of stock being offered by this prospectus.

(3)	Includes 10,500 shares issuable upon exercise of stock options which became exercisable on May 9, 2005, 10,500 shares issuable upon exercise of stock options which became exercisable on August 9, 2005, and 10,500 shares issuable upon exercise of stock options which will become exercisable on November 9, 2005.

DESCRIPTION OF SECURITIES

General

We have authorized up to 100,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

As of November 7, 2005, 51,082,616 shares of our common stock are issued and outstanding and held by 73 stockholders. Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Holders of common stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our articles of incorporation also authorize our Board of Directors to issue up to 5,000,000 shares of preferred stock. As of November 7, 2005, there are no shares of preferred stock issued and outstanding. Our Board of Directors has the authority, without further action by the stockholders, to issue preferred stock from time to time in one or more series for such consideration and with such relative rights, privileges, preferences and restrictions that the Board may determine. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Investor Services, 2 LaSalle Street, 3rd Floor, Chicago, Illinois 60602.

Trading

There is presently no public market for our common stock. Upon the effectiveness of the registration statement of which this prospectus forms a part, we intend to seek a market maker to apply for a listing on the Nasdaq Over-the-Counter Bulletin Board (OTCBB). Pending establishment of trading on the OCTBB, we expect our common stock to be traded in the Pink Sheets. We can provide no assurance that a market maker will agree to file the necessary documents with the OCTBB, that the application for quotation on the OTCBB will be approved, or that a public market for our securities will develop after the closing of this offering or be sustained if developed. As such, investors may not be able to readily dispose of any shares purchased hereby.

Options and Warrants

Currently, options to purchase 246,926 shares of our common stock are outstanding and held by six of our former and current employees and consultants and two outside directors. No warrants to purchase our securities are currently outstanding.

Section 203 of the General Corporation Law of the State of Delaware

If our stock becomes listed on a national securities exchange or the NASDAQ National Market, we would become subject to Section 203 of the General Corporation Law of the State of Delaware, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, with the following exceptions:

•	prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and

•	on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines business combination to include the following:

• any merger or consolidation involving the corporation and the interested stockholder;

• any sale, transfer, pledge or other disposition of ten percent or more of the assets of the corporation involving the interested stockholder;

• subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

• any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

• the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person.

Indemnification

Our bylaws authorize indemnification of any of our directors, officers, employees or agents against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even our directors, officers, employees, or agents who were found liable for misconduct or negligence in the performance of their duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

Under the terms of the AVN Merger, all outstanding shares of our common stock, other than the 21,000,000 shares offered by this prospectus, are not allowed to be sold until November __, 2006. Thereafter, all of such shares will be eligible for sale pursuant to the SEC’s Rule 144.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned restricted shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of completion of this offering, a number of shares that does not exceed the greater of:

•	one percent of the then outstanding shares of common stock (approximately 510,826 shares immediately after this offering); or

•	the average weekly trading volume in the common stock during the four calendar weeks preceding the sale,

subject to the filing of a Form 144 with respect to the sale and certain other limitations and restrictions. In addition, a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell the shares under Rule 144(k) without regard to the requirements described above.

Rule 701

Under Rule 701 of the Securities Act, our employees, consultants or advisors who are not our affiliates and who purchase shares from us in connection with a written compensatory benefit plan will be eligible to resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with various restrictions, including the holding period, contained in Rule 144. Those who are our affiliates may sell their Rule 701 shares under Rule 144 after 90 days following effectiveness of the registration statement of which this prospectus is a part without complying with the holding period requirement of Rule 144. As of February     , 2006, the aggregate number of shares of our common stock eligible for resale under Rule 701 will be 8,401,804.

EXPERTS

The financial statements of Avicena Group, Inc., as of and for the years ended December 31, 2004 and 2003, and of AVN Acquisition Corp., as of and for the period ended March 31, 2005, included in this prospectus and the registration statement have each been audited by Vitale, Caturano & Company, Ltd., independent registered public accounting firm, as indicated in its reports with respect thereto. (The report on Avicena Group, Inc. includes an explanatory paragraph with respect to uncertainty regarding the Company’s ability to continue as a going concern as discussed in Note 1 to the financial statements of Avicena Group, Inc.) Such statements are included herein in reliance upon the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Sachnoff & Weaver, Ltd., our independent legal counsel, has provided an opinion on the validity of our common stock. In February 2005, we issued Sachnoff & Weaver, Ltd., 100,000 shares of our common stock, subject to certain restrictions.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Avicena Group, Inc.

Cambridge, Massachusetts

We have audited the accompanying balance sheets of Avicena Group, Inc. (a Delaware corporation) as of December 31, 2004 and 2003, and the related statements of operations, changes in and stockholders’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Avicena Group, Inc. as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s significant operating losses and working capital deficit raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ VITALE, CATURANO & COMPANY, LTD.

VITALE, CATURANO & COMPANY, LTD.

February 28, 2005

(except for Notes 1 and 8, as to which the date is November 4, 2005)

Boston, Massachusetts

AVICENA GROUP, INC.

Balance Sheets

December 31, 2004 and 2003

	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$102,423	$1,969
Accounts receivable	19,625	49,902
Inventory	3,598	3,889
Prepaid expenses	12,372	11,827

Total current assets	138,018	67,587
Equipment, net	1,278	3,179
Deposits	5,335	2,535

Total assets	$144,631	$73,301

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$500,713	$264,386
Accrued expenses	84,550	150,596
Advances from stockholders	—	102,000

Total current liabilities	585,263	516,982

Commitments (Note 7)
Stockholders’ equity (deficit):
Convertible preferred stock; $0.01 par value, 7,500,000 shares authorized; 5,426,633 and 4,646,456 shares issued and 4,774,633 and 4,646,456 shares outstanding at December 31, 2004 and 2003, respectively	54,266	46,465
common stock; $0.01 par value, 30,000,000 shares authorized; 3,184,938 and 2,933,017 shares issued and outstanding at December 31, 2004 and 2003, respectively	31,849	29,330
Additional paid-in capital	5,117,127	4,335,643
Accumulated deficit	(5,643,874)	(4,855,119)

Total stockholders’ equity (deficit)	(440,632)	(443,681)

Total liabilities and stockholders’ equity (deficit)	$144,631	$73,301

The accompanying notes are an integral part of these financial statements.

AVICENA GROUP, INC.

Statements of Operations

Years Ended December 31, 2004 and 2003

	2004	2003
Revenues	$298,540	$238,163
Cost of revenue	46,969	50,033

Gross margin	251,571	188,130

Operating expenses:
Research and development	452,739	587,781
Selling and marketing expenses	30,993	7,449
General and administrative expenses	553,380	460,239

	1,037,112	1,055,469

Loss from operations	(785,541)	(867,339)
Interest income (expense)	(3,214)	1,601

Net loss	$(788,755)	$(865,738)

Net loss per common share—basic and diluted	$(0.26)	$(0.30)

Weighted average common shares outstanding—basic and diluted	2,982,239	2,868,048

The accompanying notes are an integral part of these financial statements.

AVICENA GROUP, INC.

Statements of Changes in Stockholders’ Equity (Deficit)

Years Ended December 31, 2004 and 2003

	Convertible Preferred Stock		Common Stock		Additional Paid- in Capital	Subscriptions Receivable	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance at December 31, 2002	4,646,456	$46,465	2,933,017	$29,330	$4,335,390	$(100,000)	$(3,989,381)	$321,804
Subscriptions for Series C preferred stock	—	—	—	—	—	100,000	—	100,000
Compensation expense associated with stock options granted to nonemployees	—	—	—	—	253	—	—	253
Net loss	—	—	—	—	—	—	(865,738)	(865,738)

Balance at December 31, 2003	4,646,456	46,465	2,933,017	29,330	4,335,643	—	(4,855,119)	(443,681)
Issuance of Series C preferred stock, net of issuance costs of $14,096	780,177	7,801	—	—	758,280	—	—	766,081
Issuance of common stock upon exercise of options	—	—	251,921	2,519	22,673	—	—	25,192
Compensation expense associated with stock options granted to nonemployees	—	—	—	—	531	—	—	531
Net loss	—	—	—	—	—	—	(788,755)	(788,755)

Balance at December 31, 2004	5,426,633	$54,266	3,184,938	$31,849	$5,117,127	$—	$(5,643,874)	$(440,632)

The accompanying notes are an integral part of these financial statements.

AVICENA GROUP, INC.

Statements of Cash Flows

Years Ended December 31, 2004 and 2003

	2004	2003
Cash flows from operating activities:
Net loss	$(788,755)	$(865,738)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	1,901	1,790
Compensation expense associated with stock options granted to nonemployees	531	253
Other non-cash compensation expense	10,000
Changes in assets and liabilities:
(Increase) decrease in:
Accounts receivable	30,277	(40,102)
Inventory	291	758
Prepaid expenses	(545)	(2,592)
Deposits	(2,800)	3,620
Increase (decrease) in:
Accounts payable	236,327	159,187
Accrued expenses	33,954	21,241

Net cash used in operating activities	(478,819)	(721,583)

Cash flows from investing activities:
Purchases of equipment	—	(2,280)

Net cash used in investing activities	—	(2,280)

Cash flows from financing activities:
Proceeds from issuance of preferred and common stock, net of issuance costs	579,273	—
Proceeds from stock subscriptions paid	—	100,000
Proceeds from advances from stockholders	—	102,000

Net cash provided by financing activities	579,273	202,000

Net increase (decrease) in cash and cash equivalents	100,454	(521,863)
Cash and cash equivalents, beginning of year	1,969	523,832

Cash and cash equivalents, end of year	$102,423	$1,969

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$2,811	$481

Income taxes	$—	$—

Supplemental disclosure of noncash financing activities:
Conversion of amounts owed to stockholders to Preferred Stock	$102,000	$—

Conversion of accrued liabilities to Preferred Stock	$100,000	$—

The accompanying notes are an integral part of these financial statements.

AVICENA GROUP, INC.

Notes to Financial Statements

Years Ended December 31, 2004 and 2003

1. General

Organization and Operations

Founded in 1994, Avicena Group, Inc. is a privately-held biotechnology company which develops products based on the regulation of cellular energy. Its business development activities are concentrated in pharmaceuticals and over-the-counter (OTC) health products. In pharmaceuticals, the Company focuses on developing orphan drug products for neurological diseases, such as ALS, Huntington’s and Creatine Transporter Defect. In the OTC area, the Company develops cosmeceuticals and nutraceutical products that enhance cellular energy modulations.

Most of the Company’s technology is based on its proprietary understanding of the utilization of certain biochemicals to modulate cellular energy processes. The creatine kinase/phosphocreatine system (Cr/PCr) is key to maintaining cellular energy. Creatine Kinase (CK) is an enzyme providing the energy transport and buffering system present in tissues with intermittently high and fluctuating energy demands, including the brain, retina, heart and skeletal muscles. CK is a critical component in the generation of adenosine triphosphate (ATP), the basic source of energy for the body. Numerous compounds which are substrates of the creatine kinase system modulate cellular energy, prolong cellular life, and protect against cell injury and death.

As part of its research and development activities, the Company has developed an intellectual property portfolio which consists of 9 issued U.S. patents and 9 pending patent applications with 11 corresponding issued patents and approximately 12 corresponding patent applications in foreign countries. All these patents address the modulation of cellular energy to mitigate the disease process, either by providing additional energy to extend cell life, as in combating neurodegenerative diseases, or by decreasing energy to precipitate apoptosis or programmed cell death, as in cancer treatment. The Company’s strategy is to file patent applications to support both near-term and upstream product or licensing opportunities in both of its business development areas and to obtain patents in the key developed healthcare markets in North America, Europe, and Asia.

Risk and Liquidity

The Company is subject to risks common to companies in the biotechnology industry including, but not limited to, development by its competitors of new technological innovations, protection of proprietary technology, dependence on key personnel, product liability, and compliance with government regulations.

The Company will require additional financing to continue to support current operations, to expand operations, and to develop and support its product lines. The principal risk to the Company’s ability to maintain and grow its operations will be to obtain adequate financing on terms and conditions acceptable to the Company.

The Company has incurred losses of approximately $5,644,000 since inception and has funded those losses primarily through the issuance of equity securities. The Company has negative working capital of approximately $447,000 at December 31, 2004, and is dependent upon the proceeds from future funding to meet its future working capital needs and to continue its operations.

Subsequent to December 31, 2004, and through February 28, 2005, the Company has received $129,700 in proceeds from the additional sale of equity securities.

Subsequent to year end, the Company entered into merger negotiations with AVN Acquisition Corporation (AAC), a newly organized Delaware corporation. On February 7, 2005, a loan of $250,000 was received from AAC. The Company also entered into a non-binding letter of intent with AAC which provided for an additional loan of $250,000 and for AAC’s merger with and into the Company. During July 2005 and October 2005, the Company borrowed $150,000 from an affiliate of AAC and $350,000 from AAC, respectively. In October 2005, the loan from the affiliate of AAC was contributed to AAC. On October 25, 2005, the Company and AAC executed an Agreement and Plan of Merger (the Merger Agreement). When and if the planned merger is consummated, the Company expects to issue 21,000,000 new shares of common stock to former stockholders of AAC and obtain access to AAC’s cash of not less than $2,000,000, which was placed in escrow on November 4 pursuant to an escrow agreement entered into on October 26, 2005. The $1,000,000 of loans mentioned above held by AAC are expected to automatically be cancelled pursuant to the AAC Merger (See Note 8.). The Company anticipates that these funds, when and if received, combined with cash from operations, will be sufficient resources to enable the Company to sustain operations through at least

December 31, 2005. Also pursuant to the Merger Agreement, the Company’s outstanding shares of Series A and Series B Convertible Preferred Stock are expected to each be converted in to 2.1 shares of common stock, each outstanding share of Series C Convertible Preferred Stock is expected to be converted into 1.4 shares of common stock and the outstanding shares of common stock are expected to be split on a 1.4 to 1 basis. AAC’s obligation to close under the Merger Agreement is subject to the condition that the SEC declares effective the Company’s Registration Statement on Form SB-2, which will register the subsequent resales by the former AAC stockholders of the common stock that they receive from the Company in the planned merger. There can be no assurance that any such merger will occur.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company’s significant operating losses and working capital deficit raise substantial doubt about its ability to continue as going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainly or the planned merger.

2. Summary of Significant Accounting Policies

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States and reflect the application of certain significant accounting policies as described in this note and elsewhere in the accompanying financial statements and notes.

Revenue Recognition and Accounts Receivable

Product sales are recognized when there is persuasive evidence of an arrangement, all significant risks of ownership have been transferred, the selling price is fixed or determinable and collectibility is reasonably assured. Title and all significant risks of ownership pass to the customer when the product leaves the Company’s premises. Consequently, revenue is recognized when a product is shipped. Accounts receivable are stated at the amount management expects to collect from outstanding balances.

The Company has never experienced any sales returns, warranties, or any other post-delivery obligations in its business nor does it anticipate a requirement for them. Consequently, it does not provide any allowance for sales returns or warranties.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company had approximately $0 and $2,000 in cash equivalents at December 31, 2004 and 2003, respectively.

The Company maintains its cash and cash equivalents in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Stock-Based Compensation

The Company has a stock-based employee compensation plan, which is more fully described in Note 5. The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, in accounting for its employee stock-based awards. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (SFAS No. 123), Accounting for Stock-Based Compensation. Accordingly, no compensation expense has been recognized for the fair value of employee awards as calculated under SFAS No. 123, as amended by SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure. Had compensation cost for the 1999 Plan and for options granted outside the 1999 Plan been determined based on the fair value at the grant date for awards in 2004 and 2003 consistent with the provision of SFAS No. 148, the Company’s net loss and net loss per share would have been increased to the pro forma amounts indicated below:

	2004	2003
Net loss as reported	$(788,755)	$(865,738)
Total stock-based compensation expense determined under the fair value based method for all awards	(12,082)	(5,939)

Pro forma net loss	$(800,837)	$(871,677)

Net loss per share:
As reported—basic and diluted	$(0.26)	$(0.30)

Pro forma—basic and diluted	$(0.27)	$(0.30)

Pursuant to the required pro forma disclosure, the Company has estimated the fair value of its stock options by applying a present value approach, which does not consider expected volatility of the underlying stock (minimum value method), using an assumed risk-free interest rate of 3.76–4.11% and 1.93%, an expected life of 7 years and dividend yields of

0% and 0% for the years ended 2004 and 2003, respectively. The weighted average fair value of options granted during 2004 and 2003 was $0.03 and $0.01 per share, respectively.

Net Loss Per Share

Consistent with Statement of Financial Accounting Standards No. 128, Earnings Per Share, basic loss per share amounts are based on the weighted average number of shares of common stock outstanding during the period. Diluted loss per share amounts are based on the weighted average number of shares of common stock and potential dilutive common stock outstanding during the period. The impact of options to purchase 7,027,220 and 6,757,964 shares of common stock have been excluded from the calculation of diluted weighted average share amounts as their inclusion would have been anti-dilutive for 2004 and 2003, respectively.

Research and Development Expenditures

Research and development expenditures (including patent-related costs) are charged to operations as incurred.

Inventory

Inventory consists primarily of finished goods and is stated at the lower of cost (determined on the first-in, first-out basis) or market.

Equipment

Equipment is stated at cost and consists of computer equipment. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets. The estimated useful life of computer equipment is three years.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Concentration of Credit Risk

In 2004 and 2003, the Company primarily sold its products to one company, a major cosmetics company. Sales to this customer equaled 94% and 99% of total sales for each of the years ended December 31, 2004 and 2003, respectively; accounts receivable from this customer equaled 100% of total account receivable at both December 31, 2004 and 2003. Historically, the Company has not experienced any losses related to its accounts receivable.

Fair Value of Financial Instruments

The estimated fair value of the Company’s financial instruments, which include cash and cash equivalents, accounts receivable, accounts payable and related party accounts, approximates their carrying values.

Recent Accounting Pronouncements

FASB Statement No. 123 (Revised 2004), Share-Based Payment (SFAS No. 123R) was issued in December, 2004. SFAS No. 123R replaces SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No. 123R requires companies to recognize the compensation cost related to share-based payment transactions with employees in the financial statements.

The compensation cost is measured based upon the fair value of the instrument issued. Share-based compensation transactions with employees covered within SFAS No. 123R include share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.

SFAS No. 123R will be effective for the first interim or annual reporting period that begins after December 15, 2005. The Company will be adopting the modified prospective application of SFAS No. 123R. The modified prospective application transition method requires the application of this standard to:

•	All new awards issued after the effective date;

•	All modifications, repurchased or cancellations of existing awards after the effective date; and

•	Unvested awards at the effective date.

For unvested awards, the compensation cost related to the remaining ‘requisite service’ that has not been rendered at the effective date will be determined by the compensation cost calculated currently for pro forma disclosures under SFAS No. 123. Since most options generally vest immediately upon grant, there will be no compensation expense recognized upon adoption of the standard for currently outstanding options.

3. Equipment

Equipment consisted of the following at December 31:

	2004	2003
Computer equipment	$5,702	$5,702
Less—accumulated depreciation	(4,424)	(2,523)

Property and equipment, net	$1,278	$3,179

Depreciation expense amounted to $1,901 and $1,790 in 2004 and 2003, respectively.

4. Stockholders’ Equity

The Company’s Certificate of Incorporation authorizes a total of 7,500,000 shares, of which a total of 6,158,157 have been classified or designated into series, and 1,341,843 remain available for future issuance upon action by the Board of Directors.

Convertible Preferred Stock at December 31, 2004, and 2003, respectively, consisted of the following:

	2004	2003
Series A Convertible Preferred Stock; $0.01 par value; 658,157 shares authorized; 658,157 issued at December 31, 2004, and 2003, respectively; liquidation preference $329,079 at December 31, 2004, and 2003, respectively	$6,582	$6,582
Series B Convertible Preferred Stock; $0.01 par value; 1,500,000 shares authorized; 953,333 issued at December 31, 2004, and 2003, respectively; liquidation preference $1,430,000 at December 31, 2004, and 2003, respectively	9,533	9,533
Series C Convertible Preferred Stock; $0.01 par value; 4,000,000 shares authorized; 3,815,143 and 3,034,966 issued at December 31, 2004, and 2003, respectively; liquidation preference $3,815,143 and $3,034,966 at December 31, 2004, and 2003, respectively	38,151	30,350

	$54,266	$46,465

Rights and Preferences of Convertible Preferred Stock

The rights and preferences of the Company’s Preferred Stock as of December 31, 2004, and 2003, respectively, were as follows:

Dividends

Holders of Preferred Stock are entitled to receive, on a per share basis determined by reference to the number of common shares into which preferred shares may be converted, dividends equal to any cash dividends issued to common stockholders before or at the same time as common stockholders receive any cash dividends.

Liquidation Preference

Upon certain events, including liquidation, dissolution or winding-up of the Company, the holders of the Series C Preferred Stock are entitled to receive, prior to any distribution to any holder of any other class or series of capital stock, the greater of $1.00 per share plus all accrued or declared but unpaid dividends or the amount per share as would have been payable had the Series C Preferred Stock been converted into common stock. If available assets are sufficient to permit payment of the full preferential amounts on the Series C Preferred Stock, then the holders of the Series B Preferred Stock are entitled to receive, prior to any distribution to any holder of any share of any other class or series of capital stock, the greater of $1.50 per share plus all accrued or declared but unpaid dividends or the amount per share as would have been payable had the Series B Preferred Stock been converted into common stock. If available assets are sufficient to permit payment of the full preferential amounts on the Series B Preferred Stock, then the holders of Series A Preferred Stock are entitled to receive, prior to any distribution to any holder of any share of any other class or series of capital stock, the greater of $0.50 per share plus all accrued or declared but unpaid dividends or the amount per share as would have been payable had the Series A Preferred Stock been converted into common stock.

If the assets available for distribution with respect to any such series of capital stock are insufficient to permit the payment of the full preferential amount on such series, as described above, then the holders of such series shall share ratably on the distribution of assets within that series of stock. If available assets are sufficient to permit payment of the full preferential amounts on all Preferred Stock, then the holders of common stock are entitled to share ratably on the distribution of those remaining assets.

The Preferred Stock does not contain any redemption rights except in certain defined change-in-control circumstances.

Voting

Each holder of Preferred Stock is entitled to the number of votes equal to the number of whole shares of common stock into which the shares of Preferred Stock held by such holder are convertible. Holders of Preferred Stock generally vote together with common stockholders as one class of stock.

Conversion

As of December 31, 2004 and 2003, each share of Series A Preferred Stock and Series B Preferred Stock was convertible into 1.5 shares of common stock and each share of Series C Preferred Stock was convertible into one share of common stock at the option of the holders and will automatically convert in the event of a public offering at a price to the public of at least $3.00 per share with proceeds to the Company greater than $10,000,000.

Common Stock

As of December 31, 2004 and 2003, the Company had 30,000,000 shares of Common Stock authorized and 3,184,938 and 2,933,017 shares of Common Stock outstanding, respectively. At December 31, 2003, the Company had issued 296,423 shares of Common Stock pursuant to a license agreement. Under this license agreement, the Company was obligated to issue shares of Common Stock equal to 3% of the total outstanding common and preferred shares of the Company on a fully diluted basis (assuming the conversion of all securities then convertible into Common Stock and the exercise of all then-outstanding options and warrants to purchase Common Stock, whether or not then exercisable) until a total of $3,000,000 in investment funds have been received by the Company. This obligation has been completed by December 31, 2003.

Stock Subscriptions

During 2003, certain stockholders of the Company made noninterest-bearing advances to the Company in the amount of $102,000. In 2004, these advances were converted to stock subscriptions.

5. Stock Options

1999 Stock Incentive Plan

In 1999, the Company’s Board of Directors adopted a Stock Incentive Plan (the 1999 Plan). To date, 4,000,000 shares of Common Stock have been reserved for awards under the 1999 Plan. The Board of Directors administers the 1999 Plan and determines the number of shares of Common Stock to be granted by each option grant, the exercise price of each option, and the conditions and limitations applicable to the exercise of each option.

Most options granted by the Company vest immediately; however, some options vest over a period of time, generally three years. Under the 1999 Plan, options may be granted as incentive stock options or nonqualified stock options to officers and employees, including some directors who are also employees of the Company. Nonemployee directors and consultants to the Company are eligible to receive nonqualified options only.

Options Issued Under the 1999 Plan

A summary of options under the 1999 Plan at December 31, 2004 is as follows:

Number of Options
Authorized	4,000,000
Awarded and exercised	249,682
Awarded and outstanding	2,819,165

Total awarded	3,068,847

Available for Grant	931,153

Vested	2,800,495

Options Issued Outside of the 1999 Plan

In addition, the Company’s Board of Directors also authorized options to be issued outside the 1999 Plan. At December 31, 2004, the Company has outstanding options outside the 1999 Plan to purchase a total of 4,208,055 shares of common stock at exercise prices of either $0.01 or $0.10 per share with termination dates ranging from 2009 to 2014. All 4,208,055 options issued outside the 1999 Plan were exercisable at December 31, 2004.

Summary of Options Issued both Under and Outside the 1999 Plan

The Company had outstanding options to purchase 7,027,220 shares of common stock at December 31, 2004 that were issued both inside and outside the 1999 Plan. There are 7,008,550 options issued both inside and outside the 1999 Plan that were exercisable at December 31, 2004.

The following stock option table presents the activity that took place between December 31, 2002 and December 31, 2004:

	Options	Weighted Average Exercised Price
Outstanding, December 31, 2002	6,267,964	$0.09
Granted	490,000	0.10

Outstanding, December 31, 2003	6,757,964	0.09
Granted	531,177	0.10
Exercised	(251,921)	0.10
Forfeited/cancelled	(10,000)	0.10

Outstanding, December 31, 2004	7,027,220	$0.09

Options exercisable at December 31, 2003	6,756,714	$0.09

Options exercisable at December 31, 2004	7,008,550	$0.09

Exercise Price	Number of Options	Weighted- Average Remaining Option Life (years)	Options Exercisable
$0.006	676,564	3.3	676,564
$.01	121,892	4.8	121,892
$.10	6,228,764	6.9	6,210,094

	7,027,220		7,008,550

Stock Options Issued to Non-Employees

The Company applies the provisions of Emerging Issues Task Force Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods or Services, for options issued to non-employees in conjunction with selling goods or services. The Company has estimated the fair value of such stock options using the Black-Scholes model, using an assumed risk free interest rate of 3.76-4.11% and 1.93%, an expected life of 10 years, volatility of 50% and 50%, and dividend yields of 0% and 0% for the years ended December 31, 2004 and 2003, respectively. The Company has recorded compensation expense related to options granted to non-employees for services rendered totaling $531 and $253 in 2004 and 2003, respectively.

6. Income Taxes

The Company accounts for income taxes using the provisions of SFAS No. 109, Accounting for Income Taxes, whereby income taxes are provided for the tax effects of transactions reported in the financial statements. The provision for income taxes consists of income taxes currently due plus deferred income taxes related to differences between the basis of certain assets and liabilities for financial and income tax reporting. Deferred taxes represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. A valuation allowance is provided against deferred income tax assets in circumstances where management believes recoverability of a portion of the assets is not reasonably assured.

Significant components of the Company’s deferred tax assets, deferred tax liabilities, and deferred tax assets valuation allowances at December 31, 2004, and 2003 are as follows:

	2004	2003
Deferred tax assets:
Net operating loss carryforwards	$1,977,614	$1,623,850
Other	217,614	262,696

Total deferred tax assets	2,195,228	1,886,546
Less—valuation allowance	2,195,228	1,886,546

Total deferred tax liabilities	—	—

Net deferred tax assets	$—	$—

The deferred tax asset has been fully offset by a valuation allowance since management believes the recoverability of the asset is not reasonably assured.

The Company’s effective income tax provision (benefit) differed from the U.S. federal statutory income tax provision (benefit) at December 31, 2004, and 2003 are as follows:

	2004	2003
Federal income tax benefit computed at the statutory rate	$(268,177)	$(294,351)
State income tax benefit, net of federal benefit	(49,455)	(54,282)
Other	8,950	—
Change in valuation allowances	308,682	348,633

Income tax provision (benefit)	$—	$—

The Company has net operating loss carryforwards for federal income tax purposes of $4,800,000, expiring through the year 2024, and also for two states of approximately $4,086,000 and $2,935,000, expiring through the years 2009 and 2014, respectively. The operating loss carryforward may be used as an offset against future federal taxable income. The Company’s ability to utilize its net operating loss carryforwards may be limited in the future if the Company experiences an ownership change as a result of future transactions.

Additionally, no provision for income taxes has been recorded since the Company has incurred losses for each year since inception.

7. Commitments

The Company had no capital or operating lease commitments at the end of 2004.

8. Subsequent Events

On February 10, 2005, the Company’s Board of Directors approved a resolution offering all holders of the Company’s 7,027,220 outstanding stock options at December 31, 2004, the opportunity to exercise their options on a cashless basis (that is, without the payment of the previously applicable exercise price), with 0.9 fully paid shares of common stock to be issued for each share subject to the outstanding options. Through February 28, 2005, 6,910,844 of the stock options outstanding at December 31, 2004 have been exercised pursuant to this cashless offer, as a result of which the Company expects to issue 6,219,760 shares of common stock immediately prior to consummating the planned merger (see below and Note 1). The Company expects to record a charge to operations to reflect this transaction during 2005.

Subsequent to year end, the Company entered into merger negotiations with AVN Acquisition Corporation (AAC), a newly organized Delaware corporation. On February 7, 2005, a loan of $250,000 was received from AAC. The Company also entered into a non-binding letter of intent with AAC which provided for an additional loan of $250,000 and for AAC’s merger with and into the Company. In October 2005, the Company and AAC executed an Agreement and Plan of Merger (the Merger Agreement) and entered into an escrow agreement with LaSalle Bank National Association, which will serve as escrow agent for the merger and AAC. Under the Merger Agreement on November 4, 2005, AAC’s cash assets of $2,000,000 were placed in escrow and will be distributed to the Company upon the closing of the merger, which is conditioned upon the SEC declaring effective the Company’s Registration Statement. In July 2005, the Company received a loan of $150,000 from an investor related to AAC. This loan was contributed to AAC. The loan is due and payable on demand. In November 2005, the Company borrowed an additional $350,000 from AAC. All amounts due under the loans held by AAC will be cancelled as a matter of law when and if the merger with AAC is completed.

In August 2005, the Company borrowed $75,000 from an affiliate of the Company. The loan is due the earlier of February 2006 or the date of the merger with AAC. In September 2005, the Company borrowed $50,000 from the Chairman of the Board. The loan is due the earlier of April 2006 or the date of the merger with AAC

AVICENA GROUP, INC.

Condensed Balance Sheets

	June 30, 2005	December 31, 2004
	(unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$2,738	$102,423
Accounts receivable	49,550	19,625
Inventory	3,467	3,598
Prepaid expenses	20,208	12,372

Total current assets	75,963	138,018

Equipment, net	8,002	1,278

Deposits	9,335	5,335

Total assets	93,300	144,631

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:
Accounts payable	1,063,722	500,713
Accrued expenses	75,963	84,550
Note payable and advances from shareholder	520,000	—

Total current liabilities	1,659,685	585,263

Total liabilities	1,659,685	585,263

Commitments

Stockholders’ equity (deficit):

Convertible preferred stock; $0.01 par value, 7,500,000 shares authorized; 5,557,314 and 5,426,633 shares issued at June 30, 2005 and December 31, 2004, respectively, and 4,774,633 shares outstanding at both dates	55,573	54,266

Common stock; $0.01 par value, 30,000,000 shares authorized; 15,124,524 and 3,184,938 shares issued at June 30, 2005 and December 31, 2004, respectively, and 3,184,938 shares outstanding at both dates	151,245	31,849

Additional paid-in capital	5,530,229	5,117,127
Deferred compensation	(283,545)	—
Accumulated deficit	(7,019,887)	(5,643,874)

Total stockholders’ deficit	(1,566,385)	(440,632)

Total liabilities and stockholders’ deficit	$93,300	$144,631

The accompanying notes are an integral part of these financial statements.

AVICENA GROUP, INC.

Condensed Statements of Operations

	Six months ending
	June 30, 2005	June 30, 2004
	(unaudited)	(unaudited)
Revenue	$303,247	$100,230

Cost of revenue	31,677	18,708

Gross margin	271,570	81,522

Research and development	226,847	135,319
Selling and marketing expenses	300,549	6,125
General and administrative expenses	1,103,215	233,476

	1,630,611	374,920

Loss from operations	(1,359,041)	(293,398)

Interest expense	(16,972)	(829)

Net loss	$(1,376,013)	$(294,227)

Net loss per common share - basic and diluted	$(0.11)	$(0.10)

Weighted average common shares outstanding - basic and diluted	12,481,114	2,933,017

The accompanying notes are an integral part of these financial statements.

AVICENA GROUP, INC.

Statements of Changes in Stockholders’ Deficit

	Convertible Preferred Stock		Common		Additional Paid In Capital	Deferred Compensation	Accumulated Deficit	Total Stockholders’ Defecit
	Shares	Amount	Shares	Amount
Balance at December 31, 2004	5,426,633	$54,266	3,184,938	$31,849	$5,117,127	$—	$(5,643,874)	$(440,632)

Issuance of common stock to financial advisor	—	—	2,142,857	21,429	278,571	—	—	300,000

Issuance of restricted common stock	—	—	2,827,039	28,270	372,515	(400,785)	—	—

Compensation expense associated with vesting of restricted stock	—	—	—	—	—	117,240	—	117,240

Issuance of common stock upon exercise of options	—	—	6,889,009	68,890	(58,890)	—	—	10,000

Issuance of common stock and Series C preferred stock, net of issuance costs of $9,099	130,681	1,307	80,681	807	127,536	—	—	129,650

Costs related to a planned issuance of securities					(780,409)		—	(780,409)

Compensation expense associated with stock options granted to nonemployees	—	—	—	—	4,338		—	4,338

Compensation expense related to modification of stock options					469,441		—	469,441

Net loss	—	—	—	—	—	—	(1,376,013)	(1,376,013)

Balance at June 30, 2005 (unaudited)	5,557,314	$55,573	15,124,524	$151,245	$5,530,229	$(283,545)	$(7,019,887)	$(1,566,385)

The accompanying notes are an integral part of these financial statements.

AVICENA GROUP, INC.

Condensed Statements of Cash Flows

	Six months ending
	June 30, 2005	June 30, 2004
	(unaudited)	(unaudited)
Cash flows from operating activities:	$(1,376,013)	$(294,227)
Net loss
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	1,943	950
Stock compensation expense	591,019	—
Changes in assets and liabilities
Accounts receivable	(29,925)	49,877
Inventory	131	—
Other current assets	(7,836)	(8,667)
Accounts payable	563,009	141,700
Accrued expenses	(8,587)	(9,696)

Net cash used in operating activities	(266,259)	(120,063)

Cash flows from investing activities
Purchases of equipment	(8,667)	—
Deposits	(4,000)	—

Net cash used in investing activities	(12,667)	—

Cash flows from financing activities
Proceeds from issuances of common and preferred stock	129,650	—
Costs related to a planned issuance of securities	(480,409)	—
Exercise of stock options	10,000	—
Advances from stockholder	20,000	150,000
Increase in note payable	500,000	—

Net cash provided by financing activities	179,241	150,000

Net increase (decrease) in cash and cash equivalents	(99,685)	29,937

Cash and cash equivalents, beginning of period	102,423	1,969

Cash and cash equivalents, end of period	$2,738	$31,906

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$3,575	$879

Income Taxes	$—	$—

Supplemental disclosure of noncash financing activities
Issuance of common stock for financial advisor fees	$300,000	$—

The accompanying notes are an integral part of these financial statements.

AVICENA GROUP, INC.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS: SIX MONTHS ENDED

JUNE 30, 2005

1. Basis of Presentation

The accompanying condensed financial statements are prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to these rules and regulations. These condensed financial statements should be read in conjunction with the audited financial statements and footnotes related thereto for the year ended December 31, 2004 included in the registration statement on Form SB-2 filed with the Securities and Exchange Commission in October, 2005. The unaudited financial statements, in our opinion, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position as of June 30, 2005 and the results of the operations and cash flows for the three and six months ended June 30, 2005, and 2004. The results of operations for such interim periods are not necessarily indicative of the results to be achieved for the full year.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the December 31, 2004 financial statements, the Company’s significant operating losses and working capital deficit raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 to the December 31, 2004 financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2. Stock-Based Compensation

The Company has a stock-based employee compensation plan. In February 2005, the Company’s Board of Directors approved a resolution offering all holders of the Company’s 7,027,220 outstanding stock options at December 31, 2004, plus holders of 732,500 options issued in January 2005, the opportunity to exercise their options on a cashless basis (that is, without the payment of the previously applicable exercise price), with 0.9 fully paid shares of common stock to be issued for each share subject to the outstanding options. Holders of 7,555,844 of the stock options chose to exercise their options on a cashless basis in the period ended March 31, 2005. As a result of the modification made to the options, the Company recorded a non-cash charge of approximately $313,400 related to the employee options and a non-cash charge of $156,100 related to non-employee options during the six months ended June 30, 2005.

The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, in accounting for its employee stock-based awards. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (SFAS No. 123), Accounting for Stock-Based Compensation. Accordingly, no compensation expense has been recognized for the fair value of employee awards as calculated under SFAS No. 123, as amended by SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure. Had compensation cost for the 1999 Plan and for options granted outside the 1999 Plan been determined based on the fair value at the grant date for awards in 2005 and 2004 consistent with the provision of SFAS No. 148, the Company’s net loss and net loss per share would have been increased to the pro forma amounts indicated below:

	For the 6 months ended June,
	2005	2004
Net loss as reported	$(1,376,013)	$(294,227)
Stock-based compensation expense included in reported loss	591,091	0
Total stock-based compensation expense determined under the fair value based method for all awards	(451,439)	(11,456)

Pro forma net loss	$(1,236,361)	$(305,683)
Net loss per share:
As reported - basic and diluted	$(0.11)	$(0.10)
Pro forma - basic and diluted	$(0.10)	$(0.10)

Pursuant to the required pro forma disclosure, and the compensation costs associated with grants to non-employees, the Company has estimated the fair value of its stock options using an assumed risk-free interest rate of 3.58 – 4.13% and

3.90 – 4.11%, a volatility of 50%, and a dividend yield of 0% for the six months ended 2005 and 2004, respectively. The weighted average fair value of options granted during 2005 and 2004 was $0.10 and $0.03, respectively.

During the six months ended June 30, 2005 the Company issued 2,827,038 shares of restricted common stock to employees, directors, and consultants of the Company as an incentive to retain certain key personnel and vendors directly associated with the Company at this critical juncture in the Company’s history. In conjunction with the issuance of this restricted common stock, the Company incurred a total non-cash deferred expense of approximately $400,800. Since the restricted common stock was issued on two different dates and at two different values during the six months ended June 30, 2005 and for vesting periods of either one or three years, the Company is amortizing the related deferred compensation expense over these two periods.

The amount of compensation expense amortized during the six-month period ended June 30, 2005 is a non-cash charge of approximately $117,200. The unamortized portion, that is, the difference between the original deferred expense of approximately $400,800 and the amortized portion reflected as an expense in the first quarter, is reflected on the equity section of the balance sheet as deferred compensation of approximately $283,500.

3. Net Loss Per Share

The computations of basic and diluted loss per common share are based upon the weighted average number of common shares outstanding and potentially dilutive securities. Potentially dilutive securities include stock options. Options to purchase 176,376 and 6,985,220 shares of common stock were not included in the June 30, 2005 and 2004 computations of diluted net loss per share, respectively, because inclusion of such shares would have an anti-dilutive effect on net loss per share.

4. Merger Agreement

Subsequent to year ended December 31, 2004 the Company entered into merger negotiations with AVN Acquisition Corp. (AAC), a newly organized Delaware corporation. In February 2005, a loan of $250,000 was received from AAC. The Company also entered into a non-binding letter of intent with AAC which provided for an additional loan of $250,000 and for AAC’s merger with and into the Company. This additional loan was received by the Company in March 2005.

In October 2005, the Company and AAC executed an Agreement and Plan of Merger (the Merger Agreement) and entered into an escrow agreement with LaSalle Bank National Association, which will serve as escrow agent for the merger and AAC. Under the Merger Agreement on November 4, 2005, AAC’s cash assets of $2,000,000 were placed in escrow and will be distributed to the Company upon the closing of the merger, which is conditioned upon the SEC declaring effective the Company’s Registration Statement. In July 2005, the Company received a loan of $150,000 from an investor related to AAC. This loan was contributed to AAC. The loan is due and payable on demand. In November 2005, the Company borrowed an additional $350,000 from AAC. All amounts due under the loans held by AAC will be cancelled as a matter of law when and if the merger with AAC is completed. The Company anticipates that the funds received through the merger, when and if received, combined with cash from operations, will be sufficient resources to enable the Company to sustain operations through at least December 31, 2005. Also pursuant to the Merger Agreement, the Company’s outstanding shares of Series A and Series B Convertible Preferred Stock will each be converted into 2.1 shares of common stock, each outstanding share of Series C Convertible Preferred Stock will be converted into 1.4 shares of common stock and the outstanding shares of common stock will be split on a 1.4 to 1 basis. AAC’s obligation to close under the Merger Agreement is subject to the condition that the SEC declares effective the Company’s Registration Statement on Form SB-2, which will register the former AAC stockholders’ common stock that they receive from the Company in the planned merger. There can be no assurance that any such merger will occur. These financial statements for do not include any adjustments that might result from the outcome of the planned merger.

5. Stock Options—1999 Stock Option Plan

In 1999, the Company’s Board of Directors adopted a Stock Incentive Plan (the 1999 Plan). As of December 31, 2004, 4,000,000 shares of Common Stock had been reserved for awards under the 1999 Plan. On March 9, 2005, the Board of Directors amended the 1999 Plan, subject to and conditional upon the consummation of Avicena’s merger with AAC, to increase the aggregate number of shares of Common Stock in the Plan on a pre-merger basis by 2,467,417 shares, or approximately 3,750,000 on a post-split basis. The amendment brings the new total to 6,467,417 shares reserved for grants as of the date of the merger.

The Board of Directors administers the 1999 Plan and determines the number of shares of Common Stock to be granted by each option grant, the exercise price of each option, and the conditions and limitations applicable to the exercise of each option. Most options granted by the Company vest immediately; however, some options vest over a period of time, generally three years. Under the 1999 Plan, options may be granted as incentive stock options or nonqualified stock options to officers and employees, including some directors who are also employees of the Company. Non-employee directors and consultants to the Company are eligible to receive nonqualified options only.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of AVN Acquisition Corp. Buffalo, New York:

We have audited the balance sheet of AVN Acquisition Corp. (a Delaware corporation) as of March 31, 2005 and the related statements of operations, changes in stockholders’ equity and cash flows for the period from inception (January 27, 2005) through March 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AVN Acquisition Corp. as of March 31, 2005, and the results of its operations and its cash flows for the initial period then ended in conformity with accounting principles generally accepted in the United States of America.

VITALE, CATURANO & COMPANY, LTD.

Boston, Massachusetts

July 1, 2005

(except for Note 6, as to which the date is November 4, 2005)

AVN ACQUISITION CORP.

Balance Sheet

March 31, 2005

Assets
Current Assets
Cash and cash equivalents	$4,955
Accrued interest receivable	3,945
Note receivable	500,000

Total current assets	$508,900

Liabilities and Stockholders’ Equity
Current Liabilities
Accrued interest payable	$3,507
Accrued expenses	10,111

Total current liabilities	13,618
Stockholders’ Equity
Preferred stock, $.0001 par value; 5,000,000 shares authorized; none issued and outstanding at March 31, 2005	—
Common stock, $.0001 par value; 75,000,000 shares authorized; 21,000,000 shares issued and subscribed at March 31, 2005	2,100
Additional paid in capital on subscribed shares	3,027,915
Less: Common stock subscriptions receivable at March 31, 2005	(2,530,015)
Accumulated Deficit	(4,718)

Total stockholders’ equity	495,282

Total Liabilities and Stockholders’ Equity	$508,900

The accompanying notes are an integral part of these financial statements

AVN ACQUISITION CORP.

Statement of Operations

For the period from inception (January 27, 2005)

through March 31, 2005

Income
Interest income	$3,945
Operating Expenses
Professional fees	5,000
Regulatory filing fees	111
Interest expense	3,507
Bank service charges	45

Total operating expenses	8,663

Net loss	$(4,718)

The accompanying notes are an integral part of these financial statements

AVN ACQUISITION CORP.

Statements of Changes in Stockholders’ Equity

for the period from inception (January 27, 2005)

through March 31, 2005

	Preferred Stock	Common Stock	Additional Paid In Capital	Common Stock Subscriptions Receivable	Accumulated Deficit	Total Stockholders’ Equity
Balance at January 27, 2005	$—	$—	$—	$—	$—	$—
Issuance of 21,000,000 shares of common stock par value per share, $.0001		2,100	3,027,915	(3,030,015)	—	—
Receipt of subscription payments	—	—	—	500,000	—	500,000
Net loss	—	—	—	—	(4,718)	(4,718)

Balance at March 31, 2005	$—	$2,100	$3,027,915	$(2,530,015)	$(4,718)	$495,282

The accompanying notes are an integral part of these financial statements

AVN ACQUISITION CORP.

Statements of Cash Flows

For the period from inception (January 27, 2005)

through March 31, 2005

Cash Flows from Operating Activities
Net loss	$(4,718)
Adjustments to reconcile net loss to net cash provided by operating activities:
Increase in:
Accrued interest receivable	(3,945)
Increase in:
Accrued interest payable	3,507
Accrued liabilities	10,111

Net cash provided by operating activities	4,955
Cash Flows from Investing Activities
Increase in note receivable	(500,000)

Net cash used in investing activities	(500,000)
Cash Flows from Financing Activities
Proceeds from issuance of common stock	500,000
Borrowing under demand note payable agreement	250,000
Repayment of demand note payable	(250,000)

Net cash provided by financing activities	500,000

Net increase in cash and cash equivalents	4,955
Cash and Cash Equivalents, January 27, 2005	0

Cash and Cash Equivalents, March 31, 2005	$4,955

The accompanying notes are an integral part of these financial statements

AVN ACQUISITION CORP.

Notes to the Financial Statements

1.	Nature of Business and Summary of Significant Accounting Policies

Nature of Business- AVN Acquisition Corp. (the Company), located in Buffalo, New York, was incorporated in Delaware on January 27, 2005, for the purpose of acquiring, through merger, forty percent of the outstanding common stock of Avicena Group, Inc. located in Palo Alta, California. Avicena is a privately-held biotechnology company which develops products for the regulation of cellular energy. Its business development activities are concentrated in pharmaceuticals and over-the-counter health products.

To provide financing for the merger, the Company has approved a plan for a private offering of shares and warrants in the corporation, pursuant to Section 4(2) of the Securities Act of 1933, in the aggregate amount of 3,000,000 shares at $1.00 per share (par value $.0001 per share) for each investor. As of March 31, 2005, the Company has obtained stock subscriptions (Securities Purchase Agreements) for 21,000,000 shares of common stock for a total value of $3,030,015, which includes 18,000,000 previously subscribed shares, with a total value of $30,015. At March 31, 2005, the Company has received proceeds of $500,000 on these subscriptions and $2,530,015 remains outstanding which represents 20,500,000 shares.

The merger agreement provides that the Company will merge with and into Avicena and Avicena will continue to exist as the surviving corporation. After the merger, the Company’s former shareholders will receive 21,000,000 newly issued shares of Avicena’s common stock.

2.	Summary of Significant Accounting Policies

Management Estimates- The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ form those estimates.

Cash and Cash Equivalents- The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Note Receivable- In January 2005, the Company entered into a note agreement with Avicena Group, Inc. (“Avicena”). Two directors of Avicena are also directors of the Company. The company loaned Avicena $250,000 upon execution and delivery of the note agreement on January 23, 2005, and an additional $250,000 on March 28, 2005. The notes are due on May 31, 2006 or earlier upon successful completion of a proposed merger between Avicena and the Company.

The Company accrues interest according to the terms of the agreement at a rate of 8%. Accrued interest receivable was $3,945 at March 31, 2005. Total interest income for the period from January 27, 2005 through March 31, 2005 was $3,945.

Income Taxes- The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes.”

This standard requires, among other things, recognition of deferred tax assets and liabilities for future tax consequences, measured by enacted rates attributable to deductible temporary differences between financial statement and income tax bases of assets and liabilities, and net operating loss and tax credit carryforwards to the extent considered realizable. No income tax benefit has been provided in the accompanying financial statements since realization is uncertain.

3.	Concentration of Credit Risk

Cash deposited at financial institutions potentially subjects the Company to concentrations of credit risk as cash may exceed federal insured limits as various times throughout the year.

No allowance for doubtful accounts has been recorded in the financial statements with respect to the $500,000 bridge loan to Avicena. Through the period December 31, 2004, Avicena has sustained substantial operating losses. If the merger does not occur, Avicena may not have sufficient working capital to repay the obligation and the loan may become worthless.

4.	Accrued expenses

Accrued expenses consist of the following at March 31, 2005:

Professional fees	$10,000
Registration fees	111

$10,111

5.	Demand Note Payable

The Company borrowed $250,000 from a stockholder on January 23, 2005. The loan was subsequently re-paid on March 31, 2005 with funds provided from receipt of common stock subscriptions. The note accrued interest at the rate of 8% annually. At March 31, 2005 accrued interest payable on the note was $3,507.

6.	Subsequent Events

In October 2005, the Company and Avicena executed an Agreement and Plan of Merger (the Merger Agreement) and entered into an escrow agreement with LaSalle Bank National Association, which will serve as escrow agent for the merger. Under the Merger Agreement, the Company’s cash assets of $2,000,000 were placed in escrow on November 4, 2005 and will be distributed to Avicena upon the closing of the merger, which is conditioned upon the SEC declaring effective Avicena’s Registration Statement. In October 2005, the Company received proceeds from stock subscriptions consisting of $2,350,000 in cash and the contribution of a $150,000 note issued by Avicena. In November 2005, the Company loaned an additional $350,000 to Avicena. All amounts due under the notes held by the Company will be cancelled as a matter of law when and if the merger with Avicena is completed.

AVN ACQUISITION CORP.

Balance Sheets

	June 30, 2005	March 31, 2005
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$22,645	4,955
Accrued interest receivable	13,918	3,945
Note receivable	500,000	500,000

Total current assets	$536,563	$508,900

Liabilities and Stockholders’ Equity

Current Liabilities
Accrued interest payable	$3,507	3,507
Accrued expenses	8,500	10,111

Total current liabilities	12,007	13,618

Stockholders’ Equity
Preferred stock, $.0001 par value; 5,000,000 shares authorized; none issued and outstanding at June 30, 2005	—	—

Common stock, $.0001 par value; 75,000,000 shares authorized; 21,000,000 shares issued and subscribed at June 30, 2005	2,100	2,100
Additional paid in capital	3,027,915	3,027.915
Less: Common stock subscriptions receivable at June 30, 2005	(2,500,015)	(2,530,015)
Accumulated deficit	(5,444)	(4,718)

Total stockholders’ equity	524,556	495,282

Total Liabilities and Stockholders’ Equity	$536,563	$508,906

The accompanying notes are an integral part of these financial statements

AVN ACQUISITION CORP.

Statements of Operations

	For the period from inception (January 27, 2005) through June 30, 2005	Three months ended June 30, 2005
	(unaudited)	(unaudited)
Income
Interest income	$13,918	$9,973

Operating Expenses
Professional fees	15,697	10,697
Regulatory filing fees	111
Interest expense	3,507
Bank service charges	47	2

Total operating expenses	19,362	10,699

Net loss	$(5,444)	$(726)

The accompanying notes are an integral part of these financial statements

AVN ACQUISITION CORP.

Statements of Changes in Stockholders’ Equity

for the period from inception (January 27, 2005) through June 30, 2005 and for the three months ended June 30, 2005 (unaudited)

	Preferred Stock	Common Stock	Additional Paid In Capital	Common Stock Subscriptions Receivable	Retained Earnings	Total Shareholders’ Equity
Balance at January 27, 2005	$—	$—	$—	$—	$—	$—

Issuance of 21,100,000 shares of common stock par value per share, $.0001	—	2,100	3,027,915	(3,030,015)	—	3,030,015
Receipt of subscription payment	—	—	—	530,000	—	(2,500,015)

Net loss					(5,444)	(5,444)

Balance at June 30, 2005 (unaudited)	$—	$2,100	$3,027,915	$(2,500,015)	$(5,444)	$524,556

Balance at March 31, 2005	$—	$2,100	$3,027,915	$(2,530,015)	$(4,718)	$495,282

Receipt of subscription payment	—	—	—	30,000	—	30,000
Net loss	—	—	—	—	(726)	(726)

Balance at June 30, 2005 (unaudited)	$—	$2,100	$3,027,915	$(2,500,015)	$(5,444)	$524,556

The accompanying notes are an integral part of these financial statements

AVN ACQUISITION CORP.

Statements of Cash Flows

For the period from inception, January 27, 2005

through June 30, 2005 and for the three months ended

June 30, 2005

	For the period from inception (January 27, 2005) through June 30, 2005	Three months ended June 30, 2005
		(unaudited)
Cash Flows from Operating Activities
Net loss	$(5,444)	$(726)
Adjustments to reconcile net loss to net cash used in operating activities:
Increase in:
Accrued interest receivable	(13,918)	(9,973)

Increase (decrease) in:
Accrued interest payable	3,507	—
Accrued liabilities	8,500	(1,611)

Net cash used in operating activities	(7,355)	(12,310)

Cash Flows from Investing Activities
Increase in note receivable	(500,000)	—

Net cash used in investing activities	(500,000)	—

Cash Flows from Financing Activities
Proceeds from issuance of common stock	530,000	30,000
Borrowing under demand note payable agreement	250,000	—
Repayment of demand note payable	(250,000)	—

Net cash provided by financing activities	530,000	30,000

Net increase in cash and cash equivalents	22,645	17,690

Cash and Cash Equivalents, beginning of period	0	4,955

Cash and Cash Equivalents, end of period	$22,645	$22,645

The accompanying notes are an integral part of these financial statements

AVN ACQUISITION CORP.

Notes to the Financial Statements

1.	Basis of Presentation

The accompanying condensed financial statements are prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to these rules and regulations. These condensed financial statements should be read in conjunction with the audited financial statements and footnotes related thereto for the year ended March 31, 2005 included in the registration statement on Form SB-2 filed with the Securities and Exchange Commission in November, 2005. The unaudited financial statements, in our opinion, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position as of June 30, 2005, and the results of the operations and cash flows for the three months ended June 30, 2005 and for the period from inception (January 27, 2005) through June 30, 2005. The results of operations for such interim periods are not necessarily indicative of the results to be achieved for the full year.

2.	Nature of Business

AVN Acquisition Corp. (the Company), located in Buffalo, New York, was incorporated in Delaware on January 27, 2005 for the purpose of acquiring, through merger, forty percent of the outstanding common stock of Avicena Group, Inc. located in Palo Alta, California. Avicena is a privately-held biotechnology company which develops products for the regulation of cellular energy. Its business development activities are concentrated in pharmaceuticals and over-the-counter health products.

To provide financing for the merger, the Company has approved a plan for a private offering of shares and warrants in the corporation, pursuant to Section 4(2) of the Securities Act of 1933, in the aggregate amount of 3,000,000 shares at $1.00 per share (par value $.0001 per share) for each investor. As of June 30, 2005, the Company has obtained stock subscriptions (Securities Purchase Agreements) for 21,000,000 shares of common stock for a total value of $3,030,015. At June 30, 2005, the Company has received proceeds of $530,000 on these subscriptions and $2,500,015 remains outstanding which represents 2,650,000 shares.

The merger agreement provides that the Company will merge with and into Avecina and Avecina will continue to exist as the surviving corporation. After the merger, the Company’s former shareholders will receive 21,000,000 newly issued shares of Avicena’s common stock.

3.	Summary of Significant Accounting Policies

Management Estimates- The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ form those estimates.

Cash and Cash Equivalents- The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Note Receivable- In January 2005, the Company entered into a note agreement with Avicena Group, Inc. (“Avicena”). The company loaned Avicena $250,000 upon execution and delivery of the note agreement on January 23, 2005, and an additional $250,000 on March 28, 2005. The notes are payable on May 31, 2006 or earlier upon successful completion of a proposed merger between Avicena and the Company.

The Company accrues interest according to the terms of the agreement at a rate of 8%. Accrued interest receivable was $13,918 at June 30, 2005.

Income Taxes- The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes.” This standard requires, among other things, recognition of deferred tax assets and liabilities for future tax consequences, measured by enacted rates attributable to deductible temporary differences between financial statement and income tax bases of assets and liabilities, and net operating loss and tax credit carryforwards to the extent considered realizable. No income tax benefit has been provided in the accompanying financial statements since realization is uncertain.

4.	Concentration of Credit Risk

Cash deposited at financial institutions potentially subjects the Company to concentrations of credit risk as cash may exceed federal insured limits as various times throughout the year.

No allowance for doubtful accounts has been recorded in the financial statements with respect to the $500,000 bridge loan to Avicena. Through the period June 30, 2005, Avicena has sustained substantial operating losses. If the merger does not occur, Avicena may not have sufficient working capital to repay the obligation and the loan may become worthless.

5.	Accrued expenses

Consist of the following at June 30, 2005:

Professional fees	$8,500

6.	Demand Note Payable

The Company borrowed $250,000 from a stock holder on January 23, 2005. The loan was subsequently re-paid on March 31, 2005 with funds provided from receipt of common stock subscriptions. The note accrued interest at the rate of 8% annually. At March 31, 2005 accrued interest payable on the note was $3,507.

7.	Subsequent Events

In October 2005, the Company entered into a Merger Agreement with Avicena and an escrow agreement with LaSalle Bank National Association, which will serve as escrow agent for the merger. Under the Merger Agreement, the Company’s cash assets of $2,000,000 were placed in escrow on November 4, 2005 and will be distributed to Avicena upon the closing of the merger. In July 2005, an investor related to the Company loaned $150,000 to Avicena. In October 2005, the investor contributed the note representing the loan to the Company. In October 2005, the Company received proceeds of $2,350,000 from stock subscriptions. In November 2005, the Company loaned an additional $350,000 to Avicena. All of the notes held by the Company, totaling $1,000,000, in principal amount, will be cancelled as a matter of law upon the closing of the merger.

AVICENA GROUP, INC.

Pro Forma Consolidated Balance Sheet

June 30, 2005

(Unaudited)

	Avicena Group, Inc.	AVN Acquisition Corp.	Pro Forma Adjustments			Avicena Group, Inc. Pro Forma
ASSETS
Current Assets:
Cash and cash equivalents	$2,738	$22,645	$2,500,015	(B	)(C)	$2,525,398
Accounts receivable	49,550	13,918	(13,918)	(C	)	49,550
Inventory	3,467	—	—			3,467
Prepaid expenses	20,208	—	—			20,208
Note receivable	—	500,000	(500,000)	(C	)	—

Total current assets	75,963	536,563	1,986,097			2,598,623

Equipment, net	8,002	—	—			8,002
Deposits	9,335	—	—			9,335

Total assets	$93,300	$536,563	$1,986,097			$2,615,960

LIABILITIES AND STOCK-HOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$1,063,722	$—	$—			$1,063,722
Accrued expenses	75,963	12,007	(13,918)	(C	)	74,052
Note payable	520,000	—	(500,000)	(C	)	20,000

Total current liabilities	1,659,685	12,007	(513,918)			1,157,774

Total liabilities	1,659,685	12,007	(513,918)			1,157,774

Commitments
Stockholders’ equity (deficit):
Convertible preferred stock	55,573	—	(55,573)	(D	)	—
Common stock	151,245	2,100	357,481	(A	)(D)	510,826
Additional paid-in capital	5,530,229	3,027,915	(307,352)	(A	)(D)	8,250,792
Common stock subscriptions receivable	—	(2,500,015)	2,500,015	(B	)	—
Deferred compensation	(283,545)		—			(283,545)
Accumulated deficit	(7,019,887)	(5,444)	5,444	(C	)	(7,019,887)

Total stockholders’ equity (deficit)	(1,566,385)	524,556	2,500,015			1,458,186

Total liabilities and stockholders’ equity/deficit	$93,300	$536,563	$1,986,097			$2,615,960

The accompanying notes are an integral part of these financial statements

AVICENA GROUP, INC.

Pro Forma Consolidated Statement of Operations

Six months ended June 30, 2005

(Unaudited)

	Avicena Group, Inc.	AVN Acquisition Corp.	Pro Forma Adjustments	Avicena Group, Inc. Pro Forma
Revenue	$303,247	$—	$—	$303,247
Cost of revenue	31,677	—	—	31,677

Gross margin	271,570	—	—	271,570
Research and development	226,847	—	—	226,847
Selling and marketing expenses	300,549	—	—	300,549
General and administrative expenses	1,103,215	15,855	—	1,119,070

	1,630,611	15,855	—	1,646,466

Loss from operations	(1,359,041)	(15,855)	—	(1,374,896)
Interest income/(expense)	(16,972)	10,411	—	(6,561)

Net loss	$(1,376,013)	$(5,444)	$—	$(1,381,457)

The accompanying notes are an integral part of these financial statements

AVICENA GROUP, INC.

Notes to Unaudited Pro Forma Consolidated Financial Statements for the six months ended June 30, 2005

1. BASIS OF PRESENTATION

The unaudited Pro Forma consolidated financial statements present the Pro Forma consolidated financial position and results of operations of the companies based upon historical and projected financial information after giving effect to the merger of Avicena Group, Inc. (Avicena) with AVN Acquisition Corp. (AAC). The unaudited pro forma financial statements have been prepared to reflect certain adjustments to our historical financial information to give effect to the merger, as if it had been completed on June 30, 2005 for balance sheet purposes and January 1, 2005 for the statement of operations.

The unaudited Pro Forma consolidated financial statements are based on the balance sheets of the following:

a) Avicena at June 30, 2005 (unaudited).

b) AAC at June 30, 2005 (unaudited).

The unaudited Pro Forma consolidated financial statements include the statements of operations for the following:

a) Avicena for the six months ended June 30, 2005 (unaudited).

b) AAC for the period from inception (January 27, 2005) through June 30, 2005 (unaudited).

The unaudited Pro Forma consolidated financial statements are not necessarily indicative of the actual results that would have occurred had the merger occurred on the dates indicated and not necessarily indicative of future earnings or financial position.

This unaudited consolidated Pro Forma information should be read in conjunction with the annual audited financial statements of Avicena as of and for the years ended December 31, 2004 and 2003, and Avicena’s unaudited financial statements as of and for the six months ended June 30, 2005 included in this Prospectus. In addition, this unaudited consolidated Pro Forma information should be read in conjunction with the audited financial statements of AAC as of March 31, 2005 and for the period from inception (January 27, 2005) through March 31, 2005 and AAC’s unaudited financial statements as of and for the three months ended June 30, 2005 included within this same Prospectus.

2. PRO FORMA ADJUSTMENTS

As of June 30, 2005, the unaudited consolidated financial statements include the following Pro Forma adjustments:

(A) Upon closing the merger, the former stockholders of AAC are expected to acquire 21,000,000 shares of Avicena’s newly issued common stock, which shares are being offered for resale pursuant to this Prospectus.

(B) Prior to and as a condition to closing of the merger, the stockholders of AAC are expected to make full payment of the purchase price of common stock for which they have subscribed, resulting in cash of approximately $2,000,000. See note 3.

(C) As a result of the merger, Avicena, as the surviving company, will acquire all of AAC’s assets, consisting of approximately $2,000,000 of cash, and will assume its liabilities. Avicena’s promissory notes for $850,000 to AAC and $150,000 to 401 Capital Partners held by AAC, and all corresponding interest is expected to be cancelled upon closing of the merger, as a matter of law. Consequently, the notes receivable and payable between the companies have been eliminated as well as all balance sheet and statement of operations accounts related to interest income and expense. See note 3.

(D) As part of the merger, all of Avicena’s previously outstanding shares of common stock are expected to be split on a 1.4 to 1 basis, all previously outstanding shares of Avicena’s Series C Preferred Stock are expected to be converted into common stock on a 1.4 to 1 basis, and all previously outstanding shares of Avicena’s Series A and Series B Preferred Stock are expected to be converted into common stock on a 2.1 to 1 basis.

As a public company, Avicena expects to incur, on a Pro Forma basis, professional fees (legal, accounting and transfer agent fees) and premium expense for directors and officers insurance of approximately $250,000 per year, or $62,500 per quarter. Since the accompanying Pro Forma statement of operations for the six months ending June 30, 2005 already reflected significant professional fees related to Avicena’s financing efforts, no further expenses were added.

3. SUBSEQUENT EVENTS

When the transaction actually occurs, it is expected that Avicena will acquire $2,000,000 of cash, as AAC has made an additional loan of $350,000 since June 30, 2005 in order to fund Avicena’s operating losses. In addition, subsequent to June 30, 2005, AAC received a capital contribution from 401 Capital Partners, consisting of Avicena’s promissory note in the principal amount of $150,000, which will be cancelled as a matter of law upon the closing of the merger.

[prospectus back cover]

Until February     , 2006, all dealers that effect transactions in these securities may be required to deliver a prospectus whether or not participating in this offering.

Part II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24.	Indemnification of Directors and Officers

The Registrant’s Amended and Restated Certificate of Incorporation provides for the elimination of personal liability of a director for breach of fiduciary duty, as permitted by Section 102(b)(7) of the Delaware General Corporation Law. This section permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. These provisions do not eliminate a director’s duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available. Each director will continue to be subject to liability for breach of the director’s duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law and for any transaction from which the director derived an improper personal benefit. These provisions also do not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Our Amended and Restated Certificate of Incorporation provides that we will indemnify our directors and officers to the extent permitted by Delaware law. Moreover, we are obtaining a policy of directors’ and officers’ liability insurance to insure our directors and officers against the cost of defense, settlement or payment of judgment under certain circumstances.

Insofar as indemnification for liability arising under the Securities Act may be permitted to our directors and officers, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is no pending litigation or proceeding involving any of our directors as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director.

Item 25.	Other Expenses of Issuance and Distribution

Securities and Exchange Commission registration fee	$353
Transfer Agent fees	$5,000
Accounting fees and expenses	$60,000
Legal fees and expenses	$200,000
Blue Sky fees and expenses	$5,000
Miscellaneous	$19,647

Total	$290,000

All amounts are estimates, other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling stockholders. The selling stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26.	Recent Sales of Unregistered Securities

During the past three years the following sales of unregistered securities were completed by the Registrant:

Common Stock Issuances

On March 21, 2003, Registrant issued 296,423 shares of common stock to one (1) research institution in partial consideration of a license grant pursuant to a license agreement with the research institution. The research institution was an entity organized under U.S. law and this issuance was exempt pursuant to Section 4(2) of the Securities Act.

Series C Preferred Stock Issuances

On December 10, 2004, Registrant issued a total of 128,177 shares of Series C Preferred Stock to five (5) non-U.S. investors for a total aggregate amount of $128,177. These issuances were exempt from registration pursuant to Regulation S promulgated under the Securities Act.

Between January 18 and February 23, 2005, Registrant issued a total of 782,681 shares of Series C Preferred Stock were issued to a total of six (6) investors for the aggregate consideration of $782,681. Of this consideration, Registrant received $653,031 in 2004 and $129,650 during the first quarter of 2005. Three (3) of the investors were non-U.S. investors and such issuances were exempt pursuant to Regulation S promulgated under the Securities Act. The other investors were U.S. residents and the issuances to these individuals were exempt from registration pursuant to Section 4(2) of the Securities Act.

In connection with the offer and sale of the Series C Preferred Stock, Registrant engaged H.K. Properties Limited (“HK”) to assist in the identification of investors on a “best efforts” basis, pursuant to that certain Series C Financial Advisory Agreement (the “Advisory Agreement”) dated as of March 11, 2002, by and between Registrant and HK. Pursuant to the terms of the Advisory Agreement, (i) HK earned a financial advisory fee equal to 10% of the total purchase price of all shares of Series C Preferred Stock sold to investors identified by HK upon the sale of such shares, (ii) Registrant issued to HK or persons designated by HK warrants to purchase one share of Registrant’s common stock for each share of Series C Preferred Stock sold to such investors, up to an aggregate of 4,000,000 shares of common stock, at an exercise price of $.07 per share. The Advisory Agreement terminated on March 11, 2005, in accordance with its original terms.

Since July 7, 2002 and pursuant to the Advisory Agreement with HK, Registrant issued a total of 910,858 options and warrants to purchase common stock to the same eleven (11) investors who purchased Series C Preferred Stock in the two issuance listed above. Such option and warrant issuances were exempt from registration on the same basis as the related stock issuances.

Compensatory Grants

On February 9, 2005, Registrant issued 2,827,039 shares of common stock to a total of nine (9) employees, directors, consultants and one professional services firm in consideration of labor and services provided. The issuances of these shares of Registrant’s common stock were made pursuant to Restricted Stock Agreements entered into between Registrant and the grantees. Eight (8) of these issuances qualified for exemption under Rule 701 of the Securities Act. One (1) issuance, to the professional services firm, which is a corporate entity, was exempt from registration pursuant to Section 4(2) of the Securities Act.

Other Options to Employees, Directors and Consultants

Registrant issued a total of 825,022 options to its employees, directors and consultants. The issuance of these options and warrants were made pursuant to Non-Qualified Stock Option Agreements governed by Registrant’s 1999 Stock Incentive Plan and entered into between Registrant and the optionee. These issuances qualified for an exemption under Rule 701 of the Securities Act. A total of 151,921 shares of common stock were issued to eleven (11) persons in connection with the exercise of Warrants and Options.

Merger Shares

Pursuant to the Agreement and Plan of Merger, dated as of October 25, 2005, between the Registrant and AVN Acquisition Corp. (“AVN”), a total of 21,000,000 shares of the Registrant’s common stock will be issued to the 15 former stockholders of AVN. These shares will be issued concurrently with the closing of the Merger, which in turn is conditioned upon and will occur a few days after the SEC declares this Registration Statement effective. These issuances are and will be exempt from registration pursuant to Rule 506 and Regulation S promulgated under the Securities Act, based on the facts that (a) the Registrant did not engage in any advertising or general solicitation in connection with these sales, and (b) each stockholder of AVN has represented to AVN and the Registrant that he, she or it is an “accredited investor” as defined under Regulation D. A Form D has been filed with the SEC in connection with these issuances.

Registrant issued 2,142,857 shares of common stock to an individual in consideration of his services in structuring the merger on February 24, 2005. This issuance is exempt from registration pursuant to Section 4(2) of the Securities Act.

Bases for Exemption

The above-referenced sales of unregistered securities were exempt from registration under Section 4(2) of the Securities Act, Rule 701 of the Securities Act, and/or Regulation S, promulgated pursuant to the Securities Act.

For sales made pursuant to Section 4(2) of the Securities Act, each purchaser had access to sufficient information regarding Registrant so as to make an informed investment decision. Based upon representations made by the subscribers, Registrant had a reasonable basis to believe that each purchaser was an “accredited investor” as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in Registrant’s securities. Registrant did not engage in any advertising or general solicitation in connection with these sales.

For sales made pursuant to Regulation S, pursuant to the subscription, option or warrant agreement executed by the person acquiring the stock, option or warrant: (i) each security holder certified that he, she or it was not a U.S. person, as defined in Rule 902(k) of the Securities Act and was not acquiring the securities for the account or benefit of any U.S. person; (ii) such security holder acknowledged that the securities may not be resold, unless pursuant to an effective registration statement under the Securities Act, or pursuant to an available exemption from registration under the Securities Act and agreed not to engage in hedging transactions unless in compliance with the Securities Act; and (iii) the stock certificates, or option or warrant agreements, as applicable, contained a legend restricting the sale of such securities until the Regulation S holding period is satisfied.

For sales made pursuant to Rule 701 of the Securities Act each purchaser was an employee, consultant or advisor who is not one of Registrant’s affiliates and who purchased shares from Registrant in connection with a written compensatory benefit plan. Additionally, the aggregate sales price of securities sold during any 12-month period pursuant to Rule 701 of the Securities Act was less than the one million dollar limit provided for in Rule 701 of the Securities Act.

Item 27.	Exhibits.

Exhibit #	Description
2.1	Agreement and Plan of Merger, dated October 25, 2005, by and between Registrant and AVN Acquisition Corp. (1)

2.2	Escrow Agreement, dated October 26, 2005, by and between Registrant, AVN Acquisition Corp. and LaSalle Bank National Association. (1)

3.1	Amended and Restated Certificate of Incorporation. (1)

3.2	Amended and Restated By-Laws. (2)

5.1	Form of Opinion of Sachnoff & Weaver, Ltd. (1)

10.1	1999 Stock Incentive Plan, as amended. (2)

10.2	Form of Promissory Note, dated February 7, 2005, by Registrant in favor of AVN Acquisition Corp. (2)

10.3	Loan Agreement, dated February 7, 2005, between Registrant and AVN Acquisition Corp. (2)

10.4	Restricted Stock Purchase Agreement, dated February 9, 2005, by and between Registrant and Belinda Tsao Nivaggioli. (2)

10.5	Series C Financial Advisory Agreement, dated March 11, 2002 by and between Registrant and H.K. Properties Limited. (2)

10.6	Restricted Stock Purchase Agreement, dated February 9, 2005, by and between Registrant and Nasser Menhall. (2)

10.7	Employment Agreement, dated March 3, 2005, by and between Registrant and Belinda Tsao Nivaggioli. (2)

10.8	Services Agreement, dated March 16, 2005, by and between Registrant and ERG. (2)

10.9	Agreement For Purchase and Sale of GM Creatine Monohydate, dated May 30, 2003, by and between Registrant and DeGussa AG. (2)

10.10	Supply, License and Development Agreement, dated August 17, 2000, by and between Registrant and Esteé Lauder, Inc. (2) #

10.11	Regus Business Centre Service Agreement, dated August 15, 2005, by and between Registrant and Regus Business Centres Corp. (1)

10.12	Restricted Stock Purchase Agreement, dated March 9, 2005, by and between Registrant and Nasser Menhall. (3)

10.13	Restricted Stock Purchase Agreement, dated March 9, 2005, by and between Registrant and Belinda Tsao Nivaggioli. (3)

10.14	Second Amendment to the 1999 Stock Incentive Plan. (4)

10.15	Subscription Agreement, dated February 24, 2005, by and between Registrant and Kevin Waltzer. (3)

10.16	Consulting Agreement, dated February 25, 2005, by and between Registrant and Leslie Fang. (3)

10.17	Subscription Agreement, dated August 15, 2004, by and between Registrant and Nasser Menhall. (3)

10.18	Form of Promissory Note, dated January , 2005, by AVN Acquisition Corp. in favor of Karen Georgiou. (3)

10.19	Restricted Stock Purchase Agreement, dated February 9, 2005, by and between Registrant and Leslie Fang. (3)

10.20	Form of Demand Note, dated July 13, 2005, by Registrant in favor of 401 Capital Partners Inc. (5)

10.21	Form of Promissory Note, dated August 23, 2005, by Registrant in favor of Wael El Bahey. (1)

10.22	Form of Promissory Note, dated October 3, 2005, by Registrant in favor of Nasser Menhall. (1)

10.23	Form of Promissory Note, dated November 4, 2005, by Registrant in favor of AVN Acquisition Corp. (1)

23.1	Consent of Independent Registered Public Accounting Firm Vitale, Canturano & Company, Ltd., dated November 4, 2005. (1)

23.2	Consent of Sachnoff & Weaver, Ltd. (included in Ex. 5.1).

23.3	Consent of Independent Registered Public Accounting Firm Vitale, Canturano & Company, Ltd., dated November 4, 2005. (1)

(1)	Filed herewith.

(2)	Incorporated by reference to Registrant’s Registration Statement on Form SB-2 filed with the Commission on March 22, 2005.

(3)	Incorporated by reference to Registrant’s Amendment No. 3 the Registration Statement on Form SB-2 filed with the Commission on August 10, 2005.

(4)	Incorporated by reference to Registrant’s Amendment No. 2 the Registration Statement on Form SB-2 filed with the Commission on July 8, 2005.

(5)	Incorporated by reference to Registrant’s Amendment No. 4 to the Registration Statement on Form SB-2 filed with the Commission on August 24, 2005.

#	Certain information in this exhibit has been omitted and has been filed separately with the SEC pursuant to a confidential treatment request.

Item 28.	Undertakings.

The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) reflect in the prospectus any facts or events which, individually or, together, represent a fundamental change in the information in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) include any additional or changed material information on the plan of distribution.

2. For determining liability under the Securities Act, to treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Palo Alto, State of California on this seventh day of November, 2005.

AVICENA GROUP, INC.

By:	/s/ Belinda Tsao Nivaggioli
Belinda Tsao Nivaggioli
Chief Executive Officer

POWER OF ATTORNEY

ALL BY THESE PRESENT, that each person whose signature appears below constitutes and appoints each of Belinda Tsao Nivaggioli and Nasser Menhall, each acting individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Belinda Tsao Nivaggioli Belinda Tsao Nivaggioli	Chief Executive Officer (Principal Executive Officer) and Director	November 7, 2005

/s/ D. Wayne Peters D. Wayne Peters	Chief Financial Officer (Principal Accounting and Financial Officer)	November 7, 2005

/s/ Leslie S.T. Fang Leslie S.T. Fang	Director	November 7, 2005

/s/ Joseph P. Galda Joseph P. Galda	Director	November 7, 2005

/s/ Andrew Gertler Andrew Gertler	Director	November 7, 2005

/s/ Nasser Menhall Nasser Menhall	Director	November 7, 2005

/s/ Paul Schimmel Paul Schimmel	Director	November 7, 2005